SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [ ]

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    Rule 14a-6(e)(2)
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   ACTV, INC.
-------------------------------------------------------------------------------
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[X]   No fee required
[ ]   Fee computed on table below per exchange Act Rules 14a-6 (i) (1) and 0-11.

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     paid previously. Identify the previous filing by registration statement
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

                                   ACTV, INC.
                           1270 Avenue of the Americas
                            New York, New York 10020


                                   -----------

                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 20, 1999

                                   -----------


TO THE STOCKHOLDERS OF ACTV, INC.:

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders (the "Meeting") of ACTV, Inc. (the "Company") will be held at the Warwick Hotel, 65 West 54th Street, New York, New York 10019 on May 20, 1999, at 9:30 a.m., local time for the following purposes:

     1. To elect two Class III directors to hold office for a term of three years;

     2.   To approve the adoption of the Company's 1999 Stock Option Plan;

     3. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent certified public accountants for the ensuing year; and

     4. To act upon such other business as may properly come before the Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 15, 1999 are entitled to notice of and to vote at the Meeting and any adjournments thereof.

     In order to ensure the presence of a quorum at the Meeting, it is important that Stockholders representing a majority of the voting power of all stock outstanding be present in person or represented by their proxies. Therefore, whether you expect to attend the Meeting in person or not, please vote your shares by proxy over the Internet (see the enclosed proxy card for instructions) or sign, fill out, date and promptly return the enclosed proxy card in the enclosed self-addressed, postage-paid envelope. If you attend the Meeting and prefer to vote in person, you can revoke your proxy.

     In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

Dated: April 23, 1999                       By Order of the Board of Directors


                                            William C. Samuels
                                            Chairman and Chief Executive
                                            Officer

                                   ACTV, INC.
                           1270 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                           ---------------------------

                                 PROXY STATEMENT

                           ---------------------------

                       1999 ANNUAL MEETING OF STOCKHOLDERS

                 To Be Held at 9:30 a.m., at the Warwick Hotel,
                  65 West 54th Street, New York, New York 10019
                                 on May 20, 1999


     This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of ACTV, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 9:30 a.m. at the Warwick Hotel, 65 West 54th Street, New York, New York 10019 on May 20, 1999, and at any adjournments thereof. Anyone giving a proxy may revoke it at any time before it is exercised by giving the Chairman of the Board of Directors of the Company written notice of the revocation, by submitting a proxy bearing a later date, or by attending the Meeting and voting. This Proxy Statement, the accompanying Notice of Meeting and form of proxy have been first sent to the stockholders on or about April 23, 1999.

     All properly executed, unrevoked proxies on the enclosed form, if returned prior to the Meeting, will be voted in the manner specified by the Stockholder. If no specific instruction is given, the shares represented by the proxy will be voted in accordance with the Board of Directors' recommendations.

     In addition, please note that abstentions and broker non-votes are each included in the determination of the number of shares present and voting, for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal.

                             OWNERSHIP OF SECURITIES

     Only stockholders of record at the close of business on April 15, 1999, the date fixed by the Board of Directors in accordance with the Company's By-Laws, are entitled to vote at the Meeting. As of March 26, 1999, there were issued and outstanding 33,290,063 shares of common stock, $.10 par value per share (the "Common Stock").

     Each outstanding share is entitled to one vote on all matters properly coming before the Meeting. A majority of the shares of the outstanding Common Stock is necessary to constitute a quorum for the Meeting.

     The following table sets forth certain information as of March 26, 1999 with respect to each beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company, each officer and director of the Company and all officers and directors as a group. The table does not include stock appreciation rights ("SARs"), nor does it include options that have not yet vested or are not exercisable within 60 days of the date hereof:


Name and Address                            Number of                 Percent
of Beneficial Owner                           Shares                  of Class
-------------------                         ---------                 --------

Liberty Media Corporation(1)                5,000,000                   13.97%
Westgate International(2)                   2,227,665                    6.32%
Elliott Associates(3)                       2,159,476                    6.13%
Banca del Gottardo(4)                       4,692,404                   13.80%
William Samuels(5)                          3,553,631                   10.19%
David Reese(6)                              1,185,648                    3.47%
Christopher Cline(7)                           60,342                    *
Steve Schuster(8)                              25,834                    *
William Frank(9)                               25,000                    *
Bruce Crowley(10)                             760,689                    2.25%
All officers and directors as
  a group (6 persons)(5-10)                 5,611,144                   15.46%

* Indicates less than 1% of total shares outstanding

(1) Includes options to purchase 2,500,000 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(2) Includes options to purchase 1,944,710 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(3) Includes options to purchase 1,955,478 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(4) Includes options to purchase 715,627 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(5) Includes options to purchase 1,598,000 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999 and 901,598 shares subject to a voting trust in favor of Mr. Samuels. See "Certain Relationships and Related Transactions."
(6) Includes options to purchase 847,000 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(7) Includes options to purchase 8,334 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(8) Includes options to purchase 20,834 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(9) Includes options to purchase 25,000 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.
(10) Includes options to purchase 516,000 shares which are presently exercisable or which become exercisable within 60 days of March 26, 1999.



      This Proxy Statement contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Proxy Statement.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


     The By-Laws of the Company provide that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. At any annual meeting of stockholders held after the initial election of all Classes of directors, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term.

     Two Class III directors are proposed to be elected at the Meeting, each to hold office for a period three years, or until such director's successor shall be elected and shall qualify, subject, however to prior death, resignation, retirement, disqualification or removal from office. Unless such authority is withheld, it is intended that the accompanying proxy will be voted in favor of the two persons named below, each of whom are now serving as Class III Directors, unless the stockholder indicates to the contrary on the proxy. The Company expects that each of the nominees will be available for election, but if neither of them is a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy or the number of directors to be elected at this time may be reduced by the Board of Directors.

Class III Director Nominees - Term Expiring 2002.

     William Samuels, (56), Director since August 1, 1989. Chairman of the Board since November 1994, and Chief Executive Officer since 1993. President from August 1, 1989 to February 1999. Mr. Samuels also serves as Chairman of Board of both HyperTV Networks and ACTV Entertainment, each subsidiaries of the Company. Mr. Samuels is a trustee of Howard J. Samuels Institute at City College. Mr. Samuels also serves on the Board of Directors of the Council of Economic Priorities. Mr. Samuels has a JD from Harvard Law School (1968) and a BS in Economics and Engineering from the Massachusetts Institute of Technology (1965).

     William Frank, (50), Director since April 1996. He currently serves as the Chief Operating Officer of Cognitive Arts Corp., a position he has held since June 1997. Mr. Frank was formerly the Chief Executive Officer of Greenwich Entertainment Group ("Greenwich"). In May 1997, an involuntary bankruptcy petition was filed with the U.S. Bankruptcy Court against Greenwich pursuant to which Greenwich was liquidated. From 1991 to 1996 Mr. Frank also served as Chairman of the Board of Directors of Corsearch, a data research company. From October 1993 to July 1994, Mr. Frank was employed by the Company as President of Private Networks. Mr. Frank has a B.S. from the University of Missouri (1970).

Class II Incumbent Directors - Term Expiring 2001.

     David Reese, (43), Director since 1992. President and Chief Operating Officer since February 1999. Executive Vice President from November 1992 to February 1999 and President of ACTV Entertainment, Inc., a subsidiary of the Company ("ACTV Entertainment"), since November 1994. He has been employed by the Company since December 1988, and served as the Company's Vice President of Finance from September 1989 through November 1992. Mr. Reese has a B.S. from Pennsylvania State University (1978).

     Steven W. Schuster, (44), Director since May 1996. Mr. Schuster has been engaged in the practice of law for more than 16 years, since January 1996, as a partner with the law firm of McLaughlin & Stern LLP. From June 1993 to December 1995 he was a member of the law firm of Shane & Paolillo, P.C.; Mr. Schuster received his BA from Harvard University (1976) and his JD from New York University School of Law (1980).

Class I Incumbent Directors - Term Expiring 2000.

     Bruce Crowley, (41), Director since December 1995. Executive Vice President of the Company since October 1995 and President of HyperTV Networks, Inc. ("HyperTV Networks") (previously ACTV Net, Inc.) since December 1995. Mr. Crowley joined the Company as President - Distance Learning in October 1994. He had previously been employed by KDI Corporation. Mr. Crowley has a B.A. from Colgate University
(1979) and an M.B.A. from Columbia University (1984).

Stockholder Vote Required

     Election of each director requires the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION TO THE BOARD OF
                DIRECTORS OF THE COMPANY OF EACH OF THE NOMINEES.


Executive Compensation

Employment and Consulting Agreements

     The Company and Mr. Samuels entered into an employment agreement in August 1995, as amended in February 1999. Mr. Samuels serves as Chairman of the Board and Chief Executive Officer of the Company. Under the amended agreement, Mr. Samuels will be paid a minimum annual salary of $295,000 and a bonus paid in cash and/or in unregistered securities equal to 2% of the increase over a twelve month period in the total market capitalization of the Company over the highest base upon which a bonus has been paid. Mr. Samuels*s employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

     Mr. Samuels currently holds fully vested options to purchase an aggregate of 1,423,000 shares of Common Stock at an exercise price of $1.50 per share. Mr. Samuels also holds options to purchase an aggregate of 525,000 shares of Common Stock at an exercise price of $1.60 per share, none of which are currently exercisable. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. The Company has also issued to Mr. Samuels 246,000 outstanding stock appreciation rights ("SARs") and options to purchase Class B common shares of certain of its subsidiaries.

     The Company and Mr. Reese entered into an employment agreement in August 1995, as amended in February 1999. Under the amended agreement, Mr. Reese will be paid a minimum annual base salary of $250,000. Mr. Reese*s employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

     Mr. Reese currently holds fully vested options to purchase 847,000 shares of Common Stock at an exercise price of $1.50 per share, and options to purchase 330,000 shares at $1.60 per share, none of which are currently vested. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. The Company has also issued to Mr. Reese 186,000 currently outstanding SARs and options to purchase Class B common shares of certain of its subsidiaries.

     The Company and Bruce Crowley entered into an employment agreement in December 1995, as amended in February 1999. Mr. Crowley has agreed to serve as President of HyperTV Networks at an annual base salary of $250,000. Mr. Crowley*s employment agreement contains non-competition provisions pursuant to which he agreed not to engage in a business that is competitive with the Company during the term of his employment agreement and for one year thereafter.

     Mr. Crowley currently holds fully vested options to purchase 516,000 shares of common stock at an exercise price of $1.50 and options to purchase 201,000 shares of common stock at $1.60 per share, none of which are currently vested. Under certain circumstances, a portion of such option shares may be adjusted to avoid dilution. The Company has also issued to Mr. Crowley 160,000 currently outstanding SARs and options to purchase Class B common shares of certain of its subsidiaries.

     Each of Mr. Samuels's, Mr. Reese's and Mr. Crowley's employment contracts contain a change of control provision whereby, in certain circumstances, including the possibility that a person becomes the owner of 30% or more of the outstanding securities of the employer, the exercise price of all SARs is reduced to $.10 and the employee, at his option, shall receive a special compensation payment for the exercise cost of all vested options upon exercising those options any time within twelve months after the effective date of the change of control. Additionally, if any of Messrs. Samuels, Reese or Crowley is not retained upon the occurrence of such event, he will receive a bonus not to exceed 2.7 times his then current base salary.

     At the time of issuance, all options to the Company's employees were granted at an exercise price equal to or greater than the prevailing market price for the Company's Common Stock.

Summary Compensation Table

     The following table sets forth all cash compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, December 31, 1997, and December 31, 1996, paid to the Company's Chief Executive Officer, the four other most highly compensated executive officers (the "Named Executive Officers") at the end of the above fiscal years whose total compensation exceeded $100,000 per annum, and up to two persons whose compensation exceeded $100,000 during the above fiscal years, although they were not executive officers at the end of such years.

                                                             Restricted                  All Other
Name and Principal                                              Stock                     Compen-
Position                  Year          Salary      Bonus       Awards    Options/SARs    sation
--------------------------------------------------------------------------------------------------
William C. Samuels        1998         $293,269    $75,000                  525,000/0     $10,248
Chairman, Chief           1997         $250,000    $75,000                  0/100,000    $220,917
Executive Officer (1)     1996         $197,600   $151,955                   0/70,000      $4,176

David Reese               1998         $243,269    $42,500                  330,000/0      $3,170
President, Chief          1997         $200,000    $20,000                   0/50,000     $75,095
Operating Officer  (3)    1996         $156,000    $45,000                   0/60,000     $50,253

Bruce Crowley             1998         $243,269    $35,000                  201,000/0
President, HyperTV        1997         $200,000    $25,000                   0/10,000
Networks, Inc.  (4)       1996         $150,000    $25,000                   0/50,000

Christopher Cline         1998         $135,000    $35,000                   25,000/0
Senior Vice President,    1997         $133,461                              0/20,000
Chief Financial
Officer  (5)              1996         $100,000                              0/10,000


Michael J. Freeman        1998         $181,580                                            $2,270
Ph. D. (2)                1997         $178,890                                           $74,045
                          1996         $173,680    $50,000                  100,000/0      $3,238

--------------
(1) Mr. Samuels has served as Chief Executive Officer of the Company since 1993, Chairman of the Board since 1994, and a Director of the Company since August 1, 1989. Mr. Samuels' "other compensation" for 1996 and 1998 relates to life insurance premiums paid by the Company. His other compensation for 1997 relates to life insurance premiums paid by the Company ($10,292.50) and to the exercise of SARs ($210,625)

(2) Dr. Freeman currently serves as Advanced Product Development Liaison, and was previously Chairman of the Board until November 1994. Dr. Freeman's "other compensation" for 1996 and 1998 relates to lifeinsurance premiums paid by the Company. His "other compensation" for 1997 relates to life insurance premiums paid by the Company ($2,045) and to the exercise of SARs ($72,000).

(3) Mr. Reese has been the Company's President and Chief Operating Officer since February 1999 and previously its Executive Vice President from November 1992. Mr. Reese has been President of ACTV

     Entertainment, Inc. ("ACTV Entertainment") since 1994. Prior thereto he was the Company's Vice President of Finance from September 1989 through November 1992. Mr. Reese's "other compensation" for 1996 relates to life insurance premiums paid by the Company ($1,253) and to the exercise of SARs ($49,000). His "other compensation" for 1997 relates to life insurance premiums paid by the Company ($3,095) and to the exercise of SARs ($72,000). His other compensation for 1998 relates to life insurance premiums paid by the Company.

(4) Mr. Crowley has been President of HyperTV Networks, Inc. since December 1995, and prior thereto, the Company's President, Distance Learning since October 1994. During the period January to September 1994, Mr. Crowley performed consulting services for the Company for which he was paid $55,000.

(5) Mr. Cline is the Company's Senior Vice President - Finance. He has been the Company's Chief Financial Officer since November 1993.


Options and Stock Appreciation Rights to Named Executive Officers

     The following tables set forth certain information with respect to all outstanding stock options issued during 1998 to the Company's Named Executive Officers. The Company did not grant SARs to any Named Executive Officers in 1998.

                                  Option Grants

                                                                            Potential
                                                                           Realizable
                                                                        Value at Assumed
                                 % of Total                              Annual Rates of
                     Number of   Options                                   Stock Price
                     Securities  Granted to                             Appreciation for
                     Underlying  Employees    Exercise                     Option Term
                     Options     in Fiscal    Price       Expiration   -------------------
Name of Holder       Granted     Year         ($/Share)   Date           5%($)     10%($)
--------------       ----------  ----------   ---------   ----------   --------   --------
William Samuels      525,000        36%         $1.60       12/31/06    206,950    481,121
David Reese          330,000        23%         $1.60       12/31/06    130,083    302,419
Bruce Crowley        201,000        14%         $1.60       12/31/06     79,232    184,201
Christopher Cline     25,000         2%         $1.60       07/01/03      7,861     20,394

   Aggregated Option/SAR Exercises in Last Fiscal Year and Option/SAR Year End
                                   Values (1)

                                                                                                           Value of
                                                                            Number of                   Unexercised
                                                                           Unexercised                 In-the-Money
                                                                          SAR/Options                   SAR/Options
                                    Shares                                   at FY-End                    at FY-End
                               Acquired on        Value                   Exercisable/                 Exercisable/
Name                          Exercise (#)     Realized                  Unexercisable                Unexercisable
-------------------------------------------------------------------------------------------------------------------
William Samuels                  963,035        $21,875                 224,400/21,600 SARs        $496,485/$47,790
                                                                          0/700,000 Options           $0/$1,566,250

Michael Freeman, Ph.D.                 0              0                       32,000/0 SARs              $74,000/$0
                                                                          100,000/0 Options             $231,250/$0

David Reese                      325,000        $20,313                 168,000/18,000 SARs        $371,700/$39,825
                                                                          0/110,000 Options             $0/$984,500

Bruce Crowley                    234,000        $20,875                 140,000/20,000 SARs        $312,750/$44,250
                                                                          0/268,000 Options             $0/$599,650

Christopher Cline                 41,666              0                   42,000/8,000 SARs         $92,925/$17,700
                                                                       8,334/25,000 Options         $19,272/$55,313

(1) The closing bid price of a share of the Company's Common Stock at December 31, 1998, was $3 13/16. The base price of the SARs was $1.50 and the exercise prices of the options were $1.50 and $1.60.

                            Board Compensation Report

Executive Compensation Policy

     The Company's executive compensation policy is designed to attract, motivate, reward and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. In order to meet these goals, the Company's compensation policy for its executive officers focuses primarily on determining appropriate salary levels and providing long-term stock-based incentives. To a lesser extent, the Company's compensation policy also contemplates performance-based cash bonuses. The Company's compensation principles for the Chief Executive Officer are identical to those of the Company's other executive officers.

     Cash Compensation. In determining its recommendations for adjustments to officers' base salaries for fiscal 1998 the Company focused primarily on the scope of each officer's responsibilities, each officer's contributions to the Company's success in moving toward its long-term goals during the fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, the Company's assessment of the quality of services rendered by the officer, comparison with compensation for officers of comparable companies and an appraisal of the Company's financial position. In certain situations, relating primarily to the completion of important transactions or developments, the Company may also pay cash bonuses, the amount of which will be determined based on the contribution of the officer and the benefit to the Company of the transaction or development.

     Equity Compensation. The grant of stock options and stock appreciation rights to executive officers constitutes an important element of long-term compensation for the executive officers. The grant of stock options and stock appreciation rights increases management's equity ownership in the Company with the goal of ensuring that the interests of management remain closely aligned with those of the Company's stockholders. The Board believes that stock options and stock appreciation rights in the Company provide a direct link between executive compensation and stockholder value. By attaching vesting requirements, stock options and stock appreciation rights also create an incentive for executive officers to remain with the Company for the long term. See "Stock Option Plans," "1992 Stock Appreciation Rights Plan," and "1996 Stock Appreciation Rights Plan."


         SAR/Compensation Committee Interlocks and Insider Participation

     The SAR/Compensation Committee of the Board of Directors ("Committee") is responsible for making all compensation decisions with respect to the executive officers of the Company. The Committee consists of William Frank and Steven Schuster, both of whom were elected to the Committee in June 1996.

Chief Executive Officer Compensation

     As indicated above, the factors and criteria upon which the compensation of William C. Samuels, the Chief Executive Officer, is based are identical to the criteria used in evaluating the compensation packages of the other executive officers of the Company. The Chief Executive Officer's individual contributions to the Company included his leadership role in establishing and retaining a strong management team, developing and implementing the Company's business plans and attracting investment capital to the Company. In addition, the Company reviewed compensation levels of chief executive officers at comparable companies with the Company's industry.

Respectfully submitted,

William Samuels, Chairman
David Reese, Bruce Crowley,  William Frank, Steven Schuster.

                         SAR/Corporate Performance Graph

     The following graph shows a comparison of cumulative total stockholder returns from December 31, 1993 through December 31, 1998 for the Company, the Nasdaq Stock Market-U.S. Index ("Nasdaq") and the Hambrecht & Quist Technology Index ("H&Q").

<Graphic Omitted>


                                                 Nasdaq Stock
DATES          ACTV, Inc.     H&Q Technology     Market-U.S.
-----          ----------     --------------     -----------
Dec-93           100.00            100.00            100.00
Jan-94           113.21            106.17            103.03
Feb-94            94.34            109.68            102.07
Mar-94            92.45            103.69             95.80
Apr-94            92.45            101.02             94.55
May-94            83.02            101.31             94.79
Jun-94            84.91             94.85             91.32
Jul-94            82.07             98.39             93.19
Aug-94            75.47            108.52             99.13
Sep-94            81.13            108.17             98.88
Oct-94            79.25            118.08            100.82
Nov-94            71.70            117.06             97.48
Dec-94            54.72            120.12             97.75
Jan-95            88.68            118.37             98.31
Feb-95            79.25            128.63            103.51
Mar-95            75.47            134.52            106.58
Apr-95            75.47            144.59            109.94
May-95            73.58            149.77            112.77
Jun-95            66.04            167.80            121.91
Jul-95            56.60            183.12            130.87
Aug-95            81.13            185.22            133.53
Sep-95            84.91            189.64            136.60
Oct-95            54.72            192.30            135.81
Nov-95            49.06            189.94            139.00
Dec-95            56.60            179.61            138.26
Jan-96            72.63            182.27            138.94
Feb-96            69.34            191.40            144.22
Mar-96            67.92            183.07            144.70
Apr-96            64.15            208.38            156.70
May-96            58.49            211.52            163.90
Jun-96            55.65            196.11            156.51
Jul-96            65.09            175.95            142.55
Aug-96            55.65            186.60            150.54
Sep-96            47.17            208.18            162.05
Oct-96            41.51            205.20            160.26
Nov-96            49.06            229.39            170.17
Dec-96            49.06            223.23            170.01
Jan-97            45.28            247.14            182.10
Feb-97            41.51            226.96            172.03
Mar-97            31.12            212.78            160.79
Apr-97            30.19            220.66            165.82
May-97            27.35            253.86            184.61
Jun-97            25.95            256.11            190.27
Jul-97            22.64            297.31            210.35
Aug-97            26.88            298.16            210.03
Sep-97            22.17            310.39            222.44
Oct-97            27.35            277.23            210.92
Nov-97            25.95            274.34            211.98
Dec-97            24.53            261.72            208.58
Jan-98            25.95            278.50            215.16
Feb-98            25.46            311.62            235.36
Mar-98            24.53            316.89            244.05
Apr-98            22.64            329.22            248.20
May-98            28.30            305.20            234.57
Jun-98            29.72            324.43            251.12
Jul-98            36.79            320.33            248.47
Aug-98            28.30            251.93            199.75
Sep-98            30.66            288.39            227.34
Oct-98            25.47            312.71            236.63
Nov-98            54.72            349.89            259.94
Dec-98            57.55            407.08            293.21


     The graph assumes that the value of the investment in the Company's Common Stock, Nasdaq and H&Q was $100 on December 31, 1993 and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock.

Other Compensation

     Outside directors may be paid an honorarium for attending meetings of the Board of Directors of the Company, in an amount that management anticipates will not exceed $500 per meeting.

                   Stock Options and Stock Appreciation Rights

Stock Option Plans

     On August 9, 1989, the Board of Directors approved a 1989 Employee Incentive Stock Option Plan and a 1989 Non-Qualified Stock Option Plan (collectively, the "Plans") and on October 20, 1989, the stockholders authorized and approved the adoption of the Plans. Michael J. Freeman is not eligible to participate in either Plan. The 1989 Employee Incentive Stock Option Plan, which is administered by the Board of Directors, provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to key employees. This Plan stipulates that the option price may not be less than the fair market value on the date of the grant and, from May 4, 1990, through May 4, 1992, could not be less than $5.50 per share. Options granted under this Plan shall not be exercisable for a period longer than ten (10) years from the date of the grant. The Plan generally provides that at the time of exercise of any option the purchase price must be delivered in cash, or at the option of the Board of Directors, or a committee designated by the Board to administer the Plan (the "Committee"), through delivery of the Company's Common Stock equal in value to the option exercise price, or by a combination thereof. Options under this Plan may be issued as "Incentive Stock Options" under federal tax laws. As of December 31, 1998, 58,933 options were outstanding under this Option Plan at an exercise price of $1.50 per share, which options expire between the years 1999 and 2003. During 1998 18,567 options granted under the Plan were exercised and no options granted under the Plan had either expired or were canceled.

     The 1989 Non-qualified Stock Option Plan, which is administered by the Board of Directors, provides for the issuance of up to an aggregate of 100,000 shares of Common Stock upon exercise of options granted to employees, officers, directors, consultants and independent contractors. This Plan provides that the Board has the discretion to establish the option exercise price, and that the option exercise price may be less than fair market value at the time of the grant of the option. Options granted under this Plan shall expire on a date determined by the Board or the Committee, but in no event later than three months after the termination of employment or retainer. This Plan generally provides that the purchase price must be delivered in cash, or if permitted by the Board or the Committee, services rendered or by a combination thereof. As of December 31, 1998, 61,000 options were outstanding under this Plan at an exercise price of $1.50 per share, which options expire between the years 1998 and 2002. During 1998 3,000 options granted under the Plan were exercised and 5,000 options granted under the Plan had either expired or were canceled.

     The Company's 1996 Stock Option Plan (the "1996 Stock Option Plan") was adopted by the Board of Directors in April 1996 and approved by the shareholders in July 1996. The purpose of the 1996 Stock Option Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1996 Stock Option Plan, the Company is authorized to issue options for a total of 500,000 shares of Common Stock. As of December 31, 1998, 478,484 options were outstanding under the plan. During 1998, no options granted under the 1996 Stock Option Plan were exercised, and 8,333 options granted under the 1996 Stock Option Plan were canceled.

     The Company's 1998 Stock Option Plan (the "1998 Stock Option Plan") was adopted by the Board of Directors in April 1998 and approved by the shareholders in June 1998. The purpose of the 1998 Stock Option Plan is to grant officers, employees and others who provide significant services to the Company a favorable opportunity to acquire Common Stock so that they have an incentive to contribute to its success and remain in its employ. Under the 1998 Stock Option Plan, the Company is authorized to issue options for a total of 900,000 shares of Common Stock. As of December 31, 1998, 307,500 options were outstanding under the plan. During 1998, no options under the 1998 Stock Option Plan were exercised or canceled.

     As of December 31, 1998, the Company has also issued options to purchase shares of Common Stock at varying prices, expiring at dates from 1999 to 2006, that are not part of the Plans. These include options to (i) Mr. Samuels for 175,000 shares at $1.50 per share and options for 525,000 shares at $1.60 per share; (ii) Mr. Reese for 110,000 shares at $1.50 per share and 330,000 shares at $1.60 per share; (iii) Mr. Crowley for 67,000 shares at $1.50 per share and 201,000 shares at $1.60 per share; and (iv) Mr. Cline for 8,334 shares at $1.50 per share. During the year ended December 31, 1998, these executive officers exercised 1,548,384 options that are not part of the Plans.

1992 Stock Appreciation Rights Plan

     The Company's 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan") was approved by the Company's stockholders in December 1992. The 1992 SAR Plan provides a means whereby employees, officers, directors, consultants and independent contractors may acquire the right to participate in the appreciation of the Common Stock of the Company pursuant to stock appreciation rights ("SARs"). The 1992 SAR Plan is designed to promote the long-term interest of the Company and its stockholders by providing the recipients with an additional incentive to promote the financial success of the Company and its subsidiaries. Subject to adjustment as set forth in the 1992 SAR Plan, the aggregate number of SARs that may be granted shall not exceed 900,000. The 1992 SAR Plan is administered by the Stock Appreciation Rights Committee (the "SAR Committee").

     SARs may not be exercised until the expiration of six months from the date of grant. One-fifth of the SARs awarded to a recipient vest at the end of each 12-month period following the date of grant. If a holder of an SAR ceases to be an employee, director or consultant of the Company, or one of its subsidiaries or an affiliate, other than by reason of the holder's death or disability, any SARs that have not vested shall become void. Exercise of SARs also will be subject to such further restrictions (including limits on the time of exercise) as may be required to satisfy the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission and any other applicable law or regulation (including, without limitation, federal and state securities laws and regulations). SARs are not transferable, except by will or under the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

     Upon exercise of an SAR, the holder will receive for each share for which an SAR is exercised, as determined by the SAR Committee in its discretion, (a) shares of the Company's Common Stock, (b) cash, or (c) cash and shares of Common Stock, equal to the difference between (i) the fair market value per share of the Common Stock on the date of exercise of the SAR and (ii) the value of an SAR, which amount shall be no less than the fair market value per share of Common Stock on the date of grant of the SAR.

     A grant of SARs has no federal income tax consequences at the time of such grant. Upon the exercise of SARs, the amount of any cash and, generally, the fair market value of any shares of Common Stock received, is taxable to the holder as ordinary income; the Company will have a corresponding deduction. Upon the sale of any Common Stock acquired by the exercise of SARs, holders will realize long-term or short-term capital gains or losses, depending upon their holding period for such Common Stock.

     Under the Company's 1992 SAR Plan, as of December 31, 1998, the Company had granted a total of 516,000 outstanding SARs at an exercise price of $1.50 per share, including 116,000 SARs to William Samuels, 100,000 SARs to Bruce Crowley, 76,000 SARs to David Reese and 20,000 SARs to Christopher Cline. The initial prices of all the SARs granted were equal to the fair market values of a share of Common Stock on the dates of grant. The SARs expire between 2001 and 2006.


1996 Stock Appreciation Rights Plan

     The Company's 1996 Stock Appreciation Rights Plan (the "1996 SAR Plan") was adopted by the Board of Directors in April 1996 and approved by the shareholders in July 1996. The 1996 SAR Plan will provide a means whereby employees, officers, directors, consultants and independent contractors may acquire the right to participate in the appreciation of the Common Stock of the Company pursuant to "Stock Appreciation Rights" ("SARs"). The 1996 SAR Plan is designed to promote the long-term interest of the Company and its stockholders by providing these individuals with an additional incentive to promote the financial success of the

Company and its subsidiary corporations. Subject to adjustment as set forth in the 1996 SAR Plan, the aggregate number of SARs that may be granted pursuant to the 1996 SAR Plan shall not exceed 500,000; provided, however that at no time shall there be more than an aggregate of 900,000 outstanding, unexercised SARs granted pursuant to both the 1996 SAR Plan and the Company's 1992 Stock Appreciation Rights Plan. (See "1992 Stock Appreciation Rights Plan"). The 1996 SAR Plan is administered by the Stock Appreciation Rights Committee (the "SAR Committee"). The 1996 SAR Plan imposes no limit on the number of recipients to whom awards may be made.

     SARs may not be exercised until the expiration of six months from the date of grant. If a holder of an SAR ceases to be an employee, director or consultant of the Company, or one of its subsidiaries or an affiliate, other than by reason of the holder's death or disability, any SARs that have not vested shall become void. Exercise of SARs also will be subject to such further restrictions (including limits on the time of exercise) as may be required to satisfy the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission and any other applicable law or regulation (including, without limitation, federal and state securities laws and regulations). SARs are not transferable, except by will or under the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

     Upon exercise of an SAR, the holder will receive for each share for which an SAR is exercised, as determined by the SAR Committee in its discretion, (a) shares of the Company's Common Stock, (b) cash, or (c) cash and shares of the Company's Common Stock, equal to the difference between (i) the fair market value per share of the Common Stock on the date of exercise of the SAR and (ii) the value of an SAR, which amount shall be no less than the fair market value per share of Common Stock on the date of grant of the SAR.

     The terms of the SARs will be set forth in a certificate of grant issued to the holder, which certificate will contain the provisions referred to above and such other provisions as the SAR Committee may determine.

     A grant of SARs has no federal income tax consequences at the time of such grant. Upon the exercise of such SARs, the amount of any cash and, generally, the fair market value of any shares of Common Stock of the Company received, is taxable to the holder as ordinary income; the Company will have a corresponding deduction. Upon the sale of the Company's Common Stock acquired by the exercise of SARs, holders will realize long-term or short-term capital gains or losses, depending upon their holding period for such Common Stock.

     Under the Company's 1996 SAR Plan, as of December 31, 1998, the Company had granted a total of 380,000 outstanding SARs at an exercise price of $1.50 per share, including 130,000 SARs to William Samuels, 110,000 SARs to David Reese, 60,000 SARs to Bruce Crowley and 30,000 SARs to Christopher Cline.

Section 401(k) Plan

     During 1996, the Company adopted a Savings and Retirement Plan (the "401(k) Plan") covering the Company's full-time employees, the 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($9,500 in 1997) and to have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by the Company on behalf of all participants in the 401(k) Plan.

Options Grants in Subsidiaries

     During 1997, the Company issued to certain employees options to acquire Class B Common Stock of its subsidiaries. The options generally vest in increments and are exercisable over a ten-year option period. Class B Common Shares in total represent not more than 20% of all authorized common stock of each subsidiary. Each Class B Common Share carries "super-voting" rights, entitling the holder to 25 votes.

     To date, with respect to its operating subsidiaries, the Company has issued a total of 1,000,000, 960,000 and 500,000 Class B options for HyperTV Networks, Inc., ACTV Entertainment, Inc., and the Texas Individualized Television Network, Inc., respectively. Included in these totals are options for 350,000, 350,000, 100,000, and 20,000 issued to Messrs. Samuels, Crowley, Reese and Cline with respect to HyperTV Networks, Inc.; 350,000, 350,000, 100,000 and 20,000 issued to Messrs. Samuels, Reese, Crowley and Cline with respect to ACTV Entertainment, Inc.; and 250,000 issued to Mr. Reese with respect to the Texas Individualized Television Network, Inc.

     Each of the Class B options has been issued with an exercise price at or above the fair market value per share upon issuance, based on an independent, outside appraisal obtained by the Company.

     The Class B option holders have also entered into shareholders' agreements that limit their ability to sell shares acquired upon option exercise and that grant a right of first refusal to the other option holders prior to any contemplated sale of shares so acquired.

     Each holder of Class B options of the Texas Individualized Television Network, Inc. and of certain currently non-operating subsidiaries (assuming that any of such subsidiaries is capitalized with at least $5 million) has the right to exchange such options into options of the Company's Common Stock.

                             SECTION 16(a) REPORTING

     As under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding ten percent or more of the Company's Common Stock must report on their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and to the National Association of Securities Dealers, Inc.'s Automated Quotation System. Specific due dates for these reports have been established. During the year ended December 31, 1998 the Company believes all reports on behalf of its executive officers and directors for all transactions were filed on a timely basis. The Company does not believe that Banca del Gottardo, a principal shareholder, filed all reports on its ownership of the Company's Common Stock, on a timely basis, if at all.

                       MEETINGS OF THE BOARD OF DIRECTORS

     There were six meetings of the Company's Board of Directors during 1998 held on January 14, 1998, April 16, 1998, June 11, 1998, July 22, 198, September 14, 1998 and November 13, 1998. All of the Directors were either present or participated by telephone conference call at such meetings, except Jesse Ravich who was not present at, nor did he participate in the January 14, 1998 and June 11, 1998 meetings, except Richard Hyman who was not present at, nor did he participate in the April 16, 1998 meeting, except Bruce Crowley who was not present at, nor did he participate in the June 11, 1998 meeting and except David Reese who was not present at, nor did he participate in the November 13, 1998 meeting. There were two unanimous written consent of the Company's Board of Directors, pursuant to Section 141 of the General Corporation Law of Delaware, during 1998 dated January 27, 1998, and August 24, 1998. The Company has a Compensation Committee, consisting of Steven Schuster and William A. Frank. During 1998, the Compensation Committee met three times on January 14, 1998, February 20, 1998 and November 13, 1998. The Compensation Committee decides issues relating to compensation, stock appreciation rights and stock options that are not part of an incentive stock option plan. The Company has a 1996 Incentive Stock Option Committee, which consists of William Samuels and David Reese. There were four meetings of the Company's 1996 Incentive Stock Option Committee during 1998 held on January 14, 1998, March 8, 1998, April 21, 1998, and July 13, 1998. The Company also has a 1998 Incentive Stock Options Committee which consist of William Frank and Steve Schuster. There were three meetings of the Company's 1998 Stock option Committee during 1998 held on July 13, 1998, October 24, 1998 and November 24, 1998. The Company also has an Audit Committee, consisting of Steven Schuster and Richard Hyman. There were no formal meetings of the Company's Audit Committee during 1998. The Company does not currently have a Nominating Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 11, 1994, the Post Company, an affiliate of the Company, entered into a voting agreement with the Company and William C. Samuels, Chief Executive Officer of the Company, as voting trustee ("Voting Trustee"), pursuant to which the Post Company has as of March 26, 1999 assigned to Mr. Samuels its voting rights with respect to 20,000 shares of the Company's Common Stock that it holds. This voting trust remains in effect for 10 years. The Post Company also regains the right to vote its shares of Common Stock under certain circumstances, including the proposal of any amendment to the Company's certificate of incorporation requiring stockholder approval; in case of any reclassification or change of the outstanding Common Stock of the Company, any consolidation of the Company with, or merger of the Company into, another corporation, or in the case of a sale or conveyance to another corporation or other entity of all or substantially all of the property, assets or business of the Company; upon the commencement of a proxy contest regarding the Company's Board of Directors; if a person or entity acquires 20% or more of the outstanding Common Stock of the Company; or if a conflict of interest (as determined by the Post Company in its sole discretion) involving the Voting Trustee or any successor Voting Trustee should arise.

     William A. Frank is a director of the Company and was formerly the Chief Executive Officer of Greenwich Entertainment Group (the "Greenwich Group"), a position he held from 1994 to 1997. In January 1995, the Company granted an exclusive license to the Greenwich Group for the use of the Company's programming technology in shopping malls, museums and entertainment centers. In addition, the Company invested approximately $274,000 in 1996, in the Greenwich Group, in exchange for approximately 15% of the Greenwich Group's outstanding common stock. During 1997, an involuntary bankruptcy petition was filed against the Greenwich Group and was liquidated.

     During 1998, under the 1998 Stock Option Plan, the Company granted 25,000 options at an exercise price of $1.60 per share to Christopher Cline and 12,500 options at $3.10 each to William Frank and Steven Schuster. During February 1998, the Company granted outside of formal plans at an exercise price of $1.60 per share 525,000 options to William Samuels, 330,000 options to David Reese and 201,000 options to Bruce Crowley.

     In September 1998, Liberty Media Corporation invested $5 million in the Company's common stock with an option to invest an additional $5 million. Simultaneously with this strategic investment, the Company and Liberty Media Corporation created a joint venture, LMC IATV Events, LLC, to develop national applications of individualized programming for major events.

     All current transactions between the Company, and its officers, directors and principal stockholders or any affiliates thereof are, and in the future such transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated third-parties.

                                 PROPOSAL NO. 2

                            ADOPTION OF THE COMPANY'S
                             1999 STOCK OPTION PLAN


     The Company's 1999 Stock Option Plan (the "1999 Option Plan" or the "Plan") was adopted by the Board of Directors on March 8, 1999. The 1999 Option Plan is intended to benefit the stockholders of (the "Company") by providing a means to attract, retain and reward individuals who can and do contribute to the longer-term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company's shareholders and therefore will be encouraged to increase their proprietary interest in the Company. Under the 1999 Option Plan, the Company is authorized to issue options for a total of 1,500,000 additional shares of Common Stock.

                      Description of 1998 Stock Option Plan

     All directors, executive officers, employees, consultants and other persons who perform significant services for or on behalf of the Company are eligible to participate in the 1999 Option Plan. The Company currently has approximately 40 full-time employees.

     The Company may grant under the 1999 Option Plan both incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that do not qualify for incentive treatment under the Code ("Nonstatutory Options").

     A copy of the 1999 Option Plan is attached hereto as Appendix B. The following summary of the 1999 Option Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the 1999 Option Plan.

                                 Administration.

     The Plan shall be administered by a committee (the "Committee") of two or more directors of the Board of Directors of ACTV (the "Board"), all of whom shall not be employees of the Company; provided, however, that from time to time with the Board may assume, at its sole discretion, administration of the Plan. Except with regard to awards to employees subject to Section 16 of the Securities Exchange Act of 1934, the Committee may delegate certain responsibilities and powers to any executive officer or officers selected by it. Any such delegation may be revoked by the Committee at any time.

     Subject to the express provisions of the Plan, the Committee shall have the authority to construe and interpret the Plan and all stock options, stock appreciation rights, stock awards and cash awards entered into pursuant to the Plan and to define the terms used therein, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Subject to the express limitations of the Plan, the Committee shall designate the individuals from among the class of persons eligible to participate in the 1999 Stock Option Plan, who shall receive options and other awards, whether an optionee will receive incentive stock options or nonstatutory options, or both, and the amount, price, restrictions and all other terms and provisions of such options (which need not be identical).

                           Stock Subject to the Plan.

     Subject to adjustment as provided in Section 3(d) of the 1999 Stock Option Plan, the stock to be offered under the Plan shall not exceed the sum of (i) 1,500,000; (ii) any shares available for future awards under the Company's 1996 and 1998 Stock Option Plan as of the effective date of the 1999 Stock Option Plan; and (iii) any shares that are represented by awards previously granted whether under a prior plan of the Company or otherwise, which are forfeited, expire or are canceled without the delivery of shares or which result in the forfeiture of shares back to the Company.

     Any shares delivered under the 1999 Stock Option Plan or any prior plan of the Company which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any shares covered by an award (or portion of an award) granted under the Plan or any prior plan of the Company, which is forfeited or canceled, expires or is settled in cash, including the settlement of tax withholding obligations using shares, shall be deemed not to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Likewise, if any stock option is exercised by tendering shares, either actually or by attestation, to the Company as full or partial payment for such exercise under this Plan or any prior plan of the Company, only the number of shares issued net of the shares tendered shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of the Company acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. In addition, shares available for delivery in settlement of Awards under the Plan may be increased by the Board by the number of shares purchased or acquired by the Company using amounts equivalent to the cash proceeds received by the company from the exercise of stock options, granted under any plan of the Company, occurring after January 1, 1999.

                             Option and Award Prices

     All options and awards denominated or made in shares shall use as the per share price or exercise price the last sale price of a share of the Common Stock of the Company as reported by the principal exchange on which the shares are traded or listed for trading, on the applicable date as determined by the Committee, or if shares are not traded on such date, the last sale price on the next preceding day on which such shares are traded. The applicable date shall be the day on which the award is granted (or other Plan transaction occurs), except that the Committee may provide that the applicable date may be
(i) the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such award occurs within 90 days following such applicable date; or (ii) in the case of a stock option or stock appreciation right granted retroactively in tandem with or as a substitution for another previously granted stock option or stock appreciation right, the applicable date for such prior award..

                                 Types of Awards

     The types of awards that may be granted under the Plan include:

          1) Stock Options. A stock option may be in the form of an incentive stock option or in another form that may or may not qualify for favorable federal income tax treatment. The shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) by converting shares subject to options granted pursuant to the 1999 Stock Option Plan having a value equal to the exercise price of the options being exercised on such terms and conditions as the Committee determines; or (iv) any combination of the above. The exercise price on all options shall be the one hundred percent (100%) of the option and award price described above.

          2) Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, shares or a combination, equal to the excess of the aggregate market price at time of exercise of a specified number of shares over the aggregate exercise price of the stock appreciation right being exercised. The longest term a stock appreciation right may be outstanding shall be 11 years. Such exercise price shall be based on one hundred percent (100%) of the per share option and award prices described above.

          3) Stock Award. A stock award is a grant of shares or of a right to receive shares (or their cash equivalent or a combination of both) in the future. Except in cases of certain terminations of employment or an extraordinary event, each stock award shall be earned and vest over at least three years and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for such awards shall consist of: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, shareholder return and/or value, stock price and working capital. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's annual report to shareholders for the applicable year.

          4) Cash Award. A cash award is a right denominated in cash or cash units to receive a cash payment, based on the attainment of pre-established performance goals and, subject to a three-year minimum vesting period similar to the one described for stock awards above, such other conditions, restrictions and contingencies as the Committee shall determine. The performance goals that may be used by the Committee for such awards shall be those set forth for stock awards above.

                            Amendment & Termination.

     The Plan may be amended as the Board deems necessary and appropriate to achieve the Plans purpose provided the share and other award limitations cannot be increased or improved without approval by the Company's shareholders. The Board may suspend or terminate the Plan at any time.

                            Stockholder Vote Required

                  Approval of the Company's 1998 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
                      THE COMPANY'S 1998 STOCK OPTION PLAN

                                 PROPOSAL NO. 3


              RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
                     AS THE COMPANY'S INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has adopted resolutions appointing Deloitte & Touche LLP as the Company's independent certified public accountants for the ensuing year. Deloitte & Touche LLP, which has served as the Company's independent certified public accountants since 1989, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. A member of Deloitte & Touche LLP will be available to answer questions and will have the opportunity to make a statement if he or she so desires at the Annual Meeting of Stockholders.

                            Stockholder Vote Required

     Ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting of Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
            THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.


                                  OTHER MATTERS


     The Board of Directors does not know of any matters other than those referred to in the notice of meeting that will be presented for consideration at the Meeting. However, it is possible that certain proposals may be raised at the Meeting by one or more stockholders. In such case, or if any other matter should properly come before the Meeting, it is the intention of the person named in the accompanying proxy to vote such proxy in accordance with his best judgment.


                             SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and telegram by directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to beneficial owners of the Company's capital stock.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than January 1, 1999 in order that they may be considered for inclusion in the Proxy Statement and form of proxy relating to that Meeting.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                                   COMMISSION

     Copies of the annual report (Form 10-K) of the Company for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (without exhibits), and any amendments thereto, are available to stockholders free of charge by writing to ACTV, Inc., 1270 Avenue of the Americas, New York, New York 10020.


                              FINANCIAL STATEMENTS

     The audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1998, and Management's Discussion and Analysis of Financial Condition and Results of Operations, are annexed hereto as Appendix A.

                                                      By Order of the Board of
                                                       Directors of ACTV, Inc.


                                                            William C. Samuels
                                          Chairman and Chief Executive Officer

April 23, 1999

                                   APPENDIX A

    Audited Financial Statements for Fiscal year ended December 31, 1998 and
          Management's Discussion and Analysis of Financial Condition
                            and Result of Operations

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of ACTV, Inc.:

We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries ("the Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the index at Item 14 (a)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

March 11, 1999
New York, New York

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                                    December 31,       December 31,
                                                                            1997               1998
                                                                    ------------       ------------
ASSETS
Current Assets:
         Cash and cash equivalents .............................       $554,077        $5,188,770
         Accounts receivable-net ...............................        303,044           501,768
         Education equipment inventory .........................        237,757           110,405
         Other .................................................        308,653           773,613
                                                                     ----------       -----------
                  Total current assets .........................      1,403,531         6,574,556
                                                                     ----------       -----------
Property and equipment-net .....................................      2,596,785         2,365,775
                                                                     ----------       -----------
Other Assets:
         Patents and patents pending............................        279,356           832,336
         Software development costs.............................        669,852         1,098,756
         Goodwill ..............................................      2,641,188         2,214,816
         Other .................................................        311,206           519,802
                                                                     ----------       -----------
                  Total other assets ...........................      3,901,602         4,665,710
                                                                     ----------       -----------
                           Total ...............................     $7,901,918       $13,606,041
                                                                     ==========       ===========

                  LIABILITIES AND
                  SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
         Accounts payable and accrued expenses..................     $1,882,159          $955,686
         Deferred stock appreciation rights.....................             --         2,000,062
         Preferred dividends payable ...........................        603,469           200,305
                                                                     ----------       -----------
               Total Current Liabilities                              2,485,628         3,156,053

         Long-Term Note Payable.................................             --         4,315,016

         Put Warrant............................................             --         1,371,624
         Preferred stock of a subsidiary, convertible into
           common shares of parent, no par value, 436,000
           shares authorized: issued and outstanding
           316,944 at December 31, 1997, none at
           December 31, 1998 ...................................      7,029,708                --
Shareholders' equity (deficiency):
         Preferred series A stock, $.10 par value, 1,000,000
           shares authorized, issued and outstanding; none at
           December 31, 1997, 56,300 at December 31, 1998 ......          8,620             5,630
         Preferred series B stock, $.10 par value,
           1,000,000 shares authorized, issued and outstanding;
           none at December 31, 1997, 5,018 at
           December 31, 1998 ...................................             --         2,805,961
         Common stock, $.10 par value, 35,000,000 shares
           authorized: issued and outstanding 14,614,611 at
           December 31, 1997, 29,759,459 at December 31, 1998...      1,461,461         2,975,946
         Additional paid-in capital.............................     48,140,596        71,068,230
         Notes receivable from stock sales......................       (199,900)         (199,900)
         Accumulated deficit....................................    (51,024,195)      (71,892,519)
                                                                    -----------       -----------
                  Total shareholders' equity (deficiency) ......     (1,613,418)        4,763,348
                                                                    -----------       -----------
                           Total...................................  $7,901,918       $13,606,041
                                                                    ===========       ===========


                 See Notes to Consolidated Financial Statements

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


Year Ended December 31,
                                                                                1996           1997         1998
------------------------------------------------------------------------     ----------     ----------   ----------
Revenues:

     Revenues...........................................................     $1,459,540     $1,650,955   $ 1,405,838
     License fees from related party....................................         16,789             --            --
                                                                             ----------    -----------   -----------
           Total revenues...............................................      1,476,329      1,650,955     1,405,838

     Cost of Sales......................................................        647,488        471,956       218,514
                                                                             ----------    -----------   -----------
           Gross profit.................................................        828,841      1,178,999     1,187,324

Expenses:

     Operating expenses.................................................      1,955,601      1,360,838     2,004,996
     Selling and administrative.........................................      6,332,759      6,880,311     9,862,086
     Depreciation and amortization......................................        419,979        327,681     1,106,359
     Amortization of goodwill...........................................        426,372        426,372       426,372
     Loss on investment.................................................        274,325             --            --
     Stock appreciation rights..........................................        183,634       (346,892)    2,000,062
                                                                             ----------     ----------   -----------
           Total expenses...............................................      9,592,670      8,648,310    15,399,875

Interest (income).......................................................       (158,732)      (116,870)     (184,285)
Interest expense........................................................             --             --       932,247
                                                                             ----------     ----------   -----------
     Interest expense (income) - net....................................       (158,732)      (116,870)      747,962

Minority Interest - Subsidiary preferred stock dividend and accretion...
                                                                              1,695,384       3,006,242    5,428,638
                                                                             ----------     -----------  -----------
Net loss ...............................................................     10,300,481      10,358,683   20,389,151
Preferred Stock Dividend and Accretion .................................             --              --      479,173
                                                                             ----------    ------------  -----------
Net loss applicable to common stock
shareholders............................................................    $10,300,481     $10,358,683  $20,868,324
                                                                            ===========     ===========  ===========

Loss per basic and diluted common share.................................           $.88            $.80         $.98

Weighted average number of common shares outstanding....................     11,739,768      12,883,848   21,399,041

                 See Notes to Consolidated Financial Statements

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year Ended December 31,
                                                                                      1996             1997              1998
                                                                                  ------------     ------------      ------------
Cash flows from operating activities:
Net loss  applicable to common shareholders ................................      $(10,300,481)    $(10,358,683)     $(20,868,324)
                                                                                  ------------     ------------      ------------
Adjustments to reconcile net loss to net cash used in operations:
         Depreciation and amortization......................................           846,354          754,053         1,532,731
         Stock appreciation rights..........................................           134,634         (701,517)        2,000,062
         Stock issued in lieu of cash compensation..........................           114,047          443,125         2,016,023
         Note issued in lieu of cash .......................................                --               --           686,641
         Subsidiary preferred stock preferred dividends and accretions......         1,500,000        2,598,156         5,749,309
         Preferred Stock Accretion..........................................                --               --           315,965
         Amortization of the Put Warrant....................................                --               --           241,565
         Loss on investment.................................................           274,325               --                --
         Other .............................................................            82,746           43,188                --
Changes in assets and liabilities:
         Accounts receivable................................................          (143,648)          63,960          (198,724)
         Education equipment inventory......................................          (225,286)          99,747           127,352
         Other assets ......................................................          (542,824)        (241,117)         (307,426)
         Accounts payable and accrued expenses..............................           504,263          287,504          (926,471)
         Preferred stock dividends payable..................................           195,384          408,085          (403,164)
                                                                                  ------------     ------------      ------------
                  Net cash used in operating Activities.....................        (7,560,486)      (6,603,499)      (10,034,461)
                                                                                  ------------     ------------      ------------
Cash flows from investing activities:
         Investment in patents pending......................................                --          (50,000)         (598,671)
         Investment in property and equipment...............................          (444,189)      (2,159,576)         (531,573)
         Investment in systems..............................................                --         (686,227)         (797,677)
                                                                                  ------------     ------------      ------------
Net cash used in investing activities.......................................          (444,189)      (2,895,803)       (1,927,921)
Cash flows from financing activities:
         Net proceeds from debt issuance....................................                --               --         4,462,990
         Net proceeds from put warrant issuance.............................                --               --         1,371,624
         Net Proceeds from preferred stock transactions                              9,115,664        2,045,163                --
         Proceeds from equity financing.....................................         1,877,985        1,487,460        10,762,461
                                                                                  ------------     ------------     -------------
Net cash provided by financing activities...................................        10,993,649        3,532,623        16,597,075
                                                                                  ------------     ------------     -------------
Net (decrease) increase in cash and cash equivalents .......................         2,988,974       (5,966,679)        4,634,693
         Cash and cash equivalents,
         Beginning of period................................................         3,531,782        6,520,756           554,077
                                                                                  ------------     ------------     -------------
         Cash and cash equivalents,
         End of period .....................................................        $6,520,756         $554,077        $5,188,770
                                                                                  ============     ============     =============


                 See Notes to Consolidated Financial Statements.

ACTV, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                           Common Stock            Preferred Series A        Preferred Series B         Additional
                         Shares       Amount       Shares       Amount       Shares       Amount     Paid-in-Capital     Deficit
---------------------  ----------   ----------   ----------   ----------   ----------   ----------   ---------------   ------------
Balances
 December 31, 1995     11,396,419   $1,139,642           --   $       --           --   $       --      $36,686,742    $(30,365,031)
Issuance of shares
 in connection
 with financings          450,000       45,000                                                            5,832,985
Issuance of shares
 for services              45,687        4,569                                                              109,478
Reversal of option
 exercise                (105,000)     (10,500)                                                            (357,000)
Net loss Applicable
 to Common
 Shareholders                                                                                                           (10,300,481)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------
Balances
 December 31, 1996     11,787,106   $1,178,711           --   $       --           --   $       --      $42,272,205    $(40,665,512)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------
Issuance of shares
 in connection with
 Financings               733,333       73,333       86,200        8,620                                  3,447,778
Issuance of shares for
 services                 286,511       28,651                                                              414,473
Issuance of shares
 in connection with
 exchange of
 preferred stock        1,795,661      179,566                                                            1,994,980
Issuance of shares
 in connection with
 exercise of stock
 options                   12,000        1,200                                                               11,160
Net loss Applicable
 to Common
 Shareholders                                                                                                           (10,358,683)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------
Balances
 December 31, 1997     14,614,611   $1,461,461       86,200        8,620           --   $       --      $48,140,596    $(51,024,195)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------

                           Common Stock            Preferred Series A        Preferred Series B         Additional
                         Shares       Amount       Shares       Amount       Shares       Amount     Paid-in-Capital     Deficit
---------------------  ----------   ----------   ----------   ----------   ----------   ----------   ---------------   ------------
Balances
 December 31, 1997     14,614,611   $1,461,461       86,200        8,620           --   $       --      $48,140,596    $(51,024,195)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------
Issuance of shares
 in connection with
 Financings             6,458,332      645,833                                                            9,987,692
Issuance of
 Preferred Series B
 Stock                                                                          5,018    2,805,961        2,527,723
Issuance of shares
 for services             373,592       37,359                                                              508,083
Issuance of shares
 in connection with
 exchange of
 preferred stock        5,857,406      585,741      (29,900)      (2,990)                                 2,535,660
Issuance of shares
 in connection with
 exercise of stock
 options                1,662,452      166,245                                                            2,282,323
Issuance of
 warrants and shares
 in connection with
 financing activities     793,066       79,307                                                            5,086,153
Net loss                                                                                                                (20,389,151)
Preferred Dividends                                                                                                        (479,173)
                       ----------   ----------   ----------   ----------   ----------   ----------      -----------    ------------
Balances
 December 31, 1998     29,759,459   $2,975,946       56,300       $5,630        5,018   $2,805,961      $71,068,230    $(71,892,519)
                       ==========   ==========   ==========   ==========   ==========   ==========      ===========    ============

                 See Notes to Consolidated Financial Statements.

ACTV, INC. and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1997, and 1998

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - ACTV, Inc. was incorporated July 8, 1983. ACTV, Inc. and its subsidiaries (the "Company" or "ACTV"), has developed patented and proprietary technologies that allow content providers to create unique interactive programming for digital television ("Individualized Television") and for television/Internet convergence applications ("HyperTV"). Individualized Programming software technology provides the tools needed to create and view live or pre-recorded television programming that individualizes what the viewer sees and hears. HyperTV(TM) is a patented process for the delivery of Internet web information that relates to and enhances a simultaneous videocast. Since its inception, the Company has been engaged in the development of Individualized Programming, the production of programs that use its Individualized Programming and the marketing and sales of the various products and services incorporating Individualized Programming. In 1997, the Company introduced HyperTV and its first commercial application, eSchool Online ("eSchool") for the education market. eSchool consists of a suite of software products that permit a teacher to use the Internet as an accompanying instructional tool during a live or pre-recorded video lesson.

Principles of Consolidation - The Company's consolidated financial statements include the balances of its wholly owned operating subsidiaries. In consolidation, all intercompany account balances are eliminated.

Property and Equipment - Property and equipment are recorded at cost and depreciated on the straight-line method over their estimated useful lives (generally five years). Depreciation expense for the years ended December 31,1996, 1997, and 1998 aggregated $189,957, $286,883, and
$782,990,respectively.

Education Equipment - Education equipment consists of standard personal computers adapted to provide individualized programming functionality, videocassette recorders, television monitors and computer printers that the Company holds in inventory. This inventory is carried on the Company's books at the lower of first-in, first-out cost or market.

Patents and Patents Pending - The cost of patents, which for patents issued represents the consideration paid for the assignment of patent rights to the Company by an employee and for patents pending represents legal costs related directly to such patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 10 years), which is less than the statutory life of each patent. The balances at December 31, 1996, 1997, and 1998, are net of accumulated amortization of $116,371, $141,072, and $186,485, respectively.

Software Development Costs - The Company capitalizes costs incurred for product software where economic and technological feasibility has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (5 years). The balance at December 31, 1997 and 1998, is net of accumulated amortization of $16,376 and $145,553, respectively.

Cash Equivalents - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition - Sales are recorded as products are shipped or services are rendered.

Research and Development - Research and development costs, which represent primarily refinements to Individualized Programming, were $1,221,362 for the year ended December 31, 1996, $551,328 for the year ended December 31, 1997, and $820,475 for the year ended December 31, 1998.

Earnings/(Loss) Per Share - The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, for the period ended December 31, 1998, which establishes standards for computing and presenting earnings per share ("EPS") and simplifies the standards for computing EPS currently found in Accounting Principles Board ("APB") Opinion No. 15 ("Earnings Per Share"). Common stock equivalents under APB No. 15 are no longer included in the calculation of primary, or basic, EPS. Loss per common share equals net loss divided by the weighted average number of shares of the Company's common stock ("Common Stock") outstanding during the period. The Company did not consider the effect of stock options or convertible preferred stock upon the calculation of the loss per common share, as it would be anti-dilutive.

Reclassifications - Certain reclassifications have been made in the December 31, 1996, and 1997 financial statements to conform to the December 31, 1998 presentation.

Intangibles - The excess of the purchase cost over the fair value of net assets acquired in an acquisition (goodwill) is being amortized on a straight-line basis over a period of 10 years. The Company evaluates the realizability of goodwill based upon the expected undiscounted cash flows of the acquired business. Impairments, if any, will be recognized through a charge to operation, in the period in which the impairment is deemed to exist. Based on such analysis, the Company does not believe that goodwill has been impaired.

Other Current Assets - The Company's consolidated balance sheets at December 31, 1996, December 31, 1997, and December 31, 1998 reflect balances of $343,962, $224,712, and $434,575, respectively, related to cash advances made to executive officers.

New Accounting Pronouncements

Newly Adopted Accounting Standards

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, Disclosures about Segments of an Enterprise and Related Information during the year ending December 31, 1998. The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement supersedes Financial Accounting Standards Board ("FASB") Statement No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. It amends FASB Statement No. 94, Consolidation of All Majority-Owned Subsidiaries, to remove the special disclosure requirements for previously unconsolidated subsidiaries. Management has determined that the Company operates in two segments the Individualized Television and HyperTV, see Note 13.

Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15,1999; however, it may be adopted earlier. It cannot be applied retroactively to financial statements of prior periods. The Company has not yet determined the impact, if any, the adoption of SFAS No. 133 will have on its financial statements.

2.   NATURE OF OPERATIONS

The principal market for the Individualized Television is entertainment programming distributed over digital television systems. The Company plans to sell individualized entertainment programming (initially professional and college sports programming) to the end user through cable television systems on a subscription basis.

Our target markets for HyperTV(TM) are entertainment applications for consumers and online learning for schools, universities and corporations. The Company sells eSchool online learning programming and related hardware to schools, colleges, and private education networks. The following clients accounted for more than 10% of the Company's revenues during the year ended December 31, 1998, Georgia Public Television, which accounted for approximately 17%, 24%, and 40% of total revenues in 1996, 1997, and 1998, respectively, School District of Philadelphia, which accounted for approximately 14% in 1998, and the Texas Workforce Commission, which accounted for 24% of total revenues in 1997. During 1996 and 1998, the Company generated no revenues from the Texas Workforce Commission.

3.   ESTIMATES USED IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of the Company's financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.   PROPERTY AND EQUIPMENT - NET

Property and equipment - net at December 31, 1996, 1997, and 1998 consisted of the following (at cost):

                                       1996         1997          1998
                                       ----         ----          ----

Machinery and equipment              $636,845    $2,931,682    $3,297,160
Office furniture and fixtures         357,373       501,435       667,508
                                     ---------   -----------   -----------
Total                                 994,218     3,433,117     3,964,688

Less accumulated depreciation         270,129       836,332     1,598,913
                                     ---------   -----------   -----------
Total                                $724,089    $2,596,785    $2,365,775
                                     =========   ===========   ===========


5.   FINANCING ACTIVITIES

     In January 1998, the ACTV, Inc. subsidiaries ACTV Entertainment, Inc. and The Texas Individualized Television Network, Inc. entered into a note purchase agreement, dated as of January 13, 1998 with certain private investors. Pursuant to the agreement, the investors purchased $5.0 million aggregate principal amount notes from our subsidiaries. The notes bear interest at a rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. During the term of the note, we may, at our option, pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in kind to 13.75% per annum. We have chosen to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in kind. The note is secured by the assets of the Texas Network, and is guaranteed by ACTV, Inc.

     In connection with the purchase of such note, the investors received on January 14, 1998 a common stock purchase warrant of Texas Network that granted the investors either the right to purchase up to 17.5% of the fully-diluted shares of common stock of Texas Network or, through July 14, 1999, to exchange the warrant for such number of shares of our common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding. In January 1999, the investors exchanged the warrant in full into shares of our common stock. This conversion has not been reflected in the accompanying financial statements as it occurred in 1999.

     For accounting purposes, the Company has allocated approximately $1.4 million to the value of the warrant, based on the market value of ACTV, Inc. common stock into which the warrant was convertible at issuance. The warrant is included outside of Consolidated Shareholders' Equity (Deficiency) due to its cash put feature and is being amortized as additional interest expense over the life of the note.

     In November 1998, ACTV issued 5,018 shares of Series B Convertible Preferred Stock, common stock, and warrants to purchase approximately 1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of exchangeable preferred stock, which had been issued by a subsidiary of ACTV. The excess of the fair value of this consideration over the carrying value of the convertible preferred stock for which it was issued is included in Minority Interest - Subsidiary Preferred stock dividend and accretion in the accompanying statement of operations. The Series B Preferred has a liquidation preference $1,000.00 per share and pays a dividend, in cash or accumulated and paid in common stock upon conversion, of 10% per annum.

     The Series B Preferred is fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of Series B Preferred are prohibited from converting any shares into common stock through November 13, 1999, whether or not ACTV gives a notice of redemption during this period. Beginning November 13, 1999, the number of shares issued upon conversion is determined by dividing the liquidation value of $1,000.00 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion is determined by dividing the liquidation value of $1,000.00 plus accrued dividends by the conversion price of $1.33 per common share. Such preferred shares are currently not convertible into common stock and will be convertible into common stock only after November 13, 1999. The beneficial conversion attributable to the possible conversion of the Series B Preferred at $1.33/share, which equaled $2,527,723 at the issuance date has been attributed to additional paid-in-capital and will be accounted for as a charge to net loss applicable to common stock shareholders over the period from issuance through February 13, 2000.

     During the year ended December 31, 1998 we raised approximately $10.8 from sales of common stock to private institutional investors, including $5 million invested by Liberty Media Corporation.

     During 1996, the Company raised approximately $11.0 million net from the proceeds of a private placement of common stock ($1.9 million in net proceeds) and of 5% convertible preferred stock (the "Convertible Preferred Stock") issued by its wholly-owned subsidiary ($9.1 million in net proceeds). The Convertible Preferred Stock is convertible into Common Stock of ACTV, Inc., beginning January 1, 1997, at varying discounts to the market price of Common Stock. After September 1, 1997, holders of the Convertible Preferred Stock have been able to use the lesser of (i) the then current market price of the Company's Common Stock, or (ii) an average market price during the month of August 1997 as the price to which the discount is applied for conversions. In addition, the Company has the right to redeem the Convertible Preferred Stock at a price equal to $25 times the number of shares being purchased, plus accrued and unpaid dividends (the "Redemption Price"). This right may be exercised by the Company only if the closing price of the Company's Common Stock is above $9.00 for thirty consecutive trading days prior to redemption.

     The Convertible Preferred Stock is convertible into shares of common stock at a discounted conversion price. The discount ranged from 14% to a maximum of 30.375%. The extent of the beneficial conversion feature was approximately $4.0 million, representing the maximum difference between the discounted conversion price and the prevailing market price of the Common Stock. Preferred stock accretion of $1.5 million and $2.5 million, respectively, were recorded and included as minority interest for the years ended December 31, 1996 and 1997. As of December 31, 1998, all of the Exchangeable Preferred Stock issued by the Company's wholly-owned subsidiary, ACTV Holdings, Inc. had been converted.

     During 1999, we have raised approximately $540,000 from the exercise of options and warrants.

     We believe that we have adequate funding to launch the southwest regional network in 1999 and to fund our present operations for the next 12-month period, assuming that we are able to raise approximately $3.9 million from forcing the exercise of approximately 1.95 million warrants. We can effectively force such warrant exercise if the average closing price of our common stock is above $4.50 per share for a twenty consecutive trading day period and the shares to be issued pursuant to the warrants are registered for sale by the SEC. Currently, the share price requirement has been met and we have filed a registration statement for registration of the warrant shares. Approval by the SEC is still pending.

     Should we raise such funds from warrant exercises, we will still need additional funding to operate the southwest regional network at planned levels, to fund the commercialization of HyperTV(TM) for entertainment applications, and to fund our other operations prior to breakeven. We will need additional funding as well to launch networks in other regions. We currently do not have any arrangements for additional financing and cannot assure you that additional financing will be available on acceptable terms, or at all. As a result, there is no assurance that we will secure the funding necessary to effect additional launches in other regions, or that other factors might not delay or prohibit the successful implementation of the our regional network strategy or for the planned commercialization of HyperTV(TM) for entertainment applications.

If we are not successful at raising funds from warrant exercises or other funds, we will be required to significantly reduce our overall level of operations. If necessary, we believe that we could continue to operate at this significantly reduced level.

6.   SHAREHOLDERS' EQUITY (DEFICIENCY)

At December 31, 1998, the Company had reserved shares of Common Stock for issuance as follows:


1989 Qualified Stock Option Plan                  31,000
1989 Non-Qualified Stock Option Plan              39,250
1996 Qualified Stock Option Plan                 478,484
1998 Qualified Stock Option Plan                 307,500
Options granted outside of formal plans        6,933,773
                                               ---------
  Total                                        7,850,007
                                               =========

In addition, the conversion of Series A Convertible Preferred and Series B Convertible Preferred Shares could result in the issuance of 4,850,411 shares of common stock.

Convertible Preferred Stock - At December 31, 1998, the Company was authorized to issue 1,000,000 shares of blank check preferred stock, par value $0.10 per share, of which 120,00 shares have been designated Series A Convertible Preferred Stock and 6,110 shares have been designated Series B Convertible Preferred Stock. At December 31, 1998, 56,300 shares of Series A Convertible Preferred Stock and 5,018 shares of Series B Convertible Preferred Stock were issued and outstanding.

Exchangeable Preferred Stock - As of December 31, 1998, all of the Exchangeable Preferred Stock issued by the Company's wholly-owned subsidiary, ACTV Holdings, Inc. had been converted.

Exchangeable Preferred Stock - At December 31, 1997, the Company's wholly-owned subsidiary, ACTV Holdings, Inc. was authorized to issue 436,000 shares of Convertible Preferred Stock, no par value, of which 316,944 shares were issued and outstanding.

7.   STOCK OPTIONS

During 1989, the Board of Directors approved an Employee Incentive Stock Option Plan (the "Employee Plan"). The Employee Plan provides for the granting of up to 100,000 options to purchase Common Stock to key employees. The Employee Plan stipulates that the option price be not less than fair market value on the date of grant. Options granted will have an expiration date not to exceed ten years from the date of grant. At December 31, 1998, 97,500 options had been granted under this plan, of which 37,567 had been exercised and 28,933 had expired or been canceled.

In addition, in August 1989, the Board of Directors approved a Non-Qualified Stock Option Plan (the "Non-Qualified Plan"), to be administered by the Board or a committee appointed by the Board. The Non-Qualified Plan provides for the granting of up to 100,000 options to purchase shares of Common Stock to employees, officers, directors, consultants and independent contractors. The Non-Qualified Plan stipulates that the option price be not less than fair market value at the date of grant, or such other price as the Board may determine. Options granted under this Plan shall expire on a date determined by the committee but in no event later than three months after the termination of employment or retainer. At December 31, 1998, 97,000 options had been granted under this plan, of which 30,500 had been exercised and 27,250 had expired or been canceled.

During 1996, the Board of Directors approved the Company's 1996 Stock Option Plan (the "1996 Option Plan"). The 1996 Option Plan provides for option grants to employees and others who provide significant services to the Company. Under the 1996 Option Plan, the Company is authorized to issue options for a total of 500,000 shares of Common Stock. As of December 31, 1998, the Company had issued 478,484 outstanding options under the plan, including 93,333 that had been canceled. No options had been exercised under the 1996 Option Plan as of December 31, 1998.

During 1998, the Board of Directors approved the Company's 1998 Stock Option Plan (the "1998 Option Plan"). The 1998 Option Plan provides for option grants to employees and others who provide significant services to the Company. Under the 1998 Option Plan, the Company is authorized to issue options for a total of 900,000 shares of Common Stock. As of December 31, 1998, the Company had issued 307,500 outstanding options under the plan, including 27,500 that had been canceled. No options had been exercised under the 1998 Option Plan as of December 31, 1998.

At December 31, 1998, the Company also had outstanding options and warrants that were issued to Directors, certain employees, and consultants and pursuant to financing transactions for the purchase of 6,993,773 shares of Common Stock that were not issued pursuant to a formal plan. The prices of these options range from $1.50 to $5.50 per share; they have expiration dates in the years 1999 through 2008. The options granted are not part of the Employee Incentive Stock Option Plan or the Non-Qualified Stock Option Plan discussed above.

A summary of the status of the Company's stock options as of December 31, 1998, 1997 and 1996 is as follows:

                                                                   1998                 1997                 1996
                                                                  Wgtd.                Wgtd.                Wgtd.
                                                                   Avg.                 Avg.                 Avg.
                                                           1998    Exer         1997    Exer        1996     Exer
                                                         Shares   Price       Shares   Price      Shares    Price
                                                      ----------  -----    ---------   -----   ---------    -----
Outstanding at beginning
Of period                                             3,539,218            3,328,718           2,747,082
Options and warrants granted                          6,376,073   $1.91      339,683   $1.91     887,500    $3.73
Options and warrants exercised                        1,844,951   $1.64       17,000   $0.73          --       --
Options and warrants terminated                         220,333   $2.86      112,183   $4.06     305,864    $3.76
Outstanding at end of period                          7,850,007   $1.90    3,539,218   $1.81   3,328,718    $2.99
Options and warrants exercisable at end of period     5,782,275   $1.99    2,363,134   $1.87   1,719,134    $3.19

The following table summarizes information about stock options outstanding at December 31, 1998:

                                             Weighted Average                          Number
       Range of     Number Outstanding          Remaining       Weighted Average     Exercisable  Weighted Average
Exercise Prices        at 12/31/98           Contractual Life    Exercise Price     at 12/31/98    Exercise Price
----------------    -------------------      ----------------   ----------------    -----------   ----------------
     $0 to 1.50            1,363,751             3.5 Years           $1.50             680,353         $1.50
   1.51 to 3.50            6,333,756             6.4 Years           $1.94           4,957,756         $2.00
   3.51 to 5.50              152,000             1.6 Years           $4.02             144,166         $4.03


The weighted average fair value of options granted during 1997 and 1998 was $.64 and $.97 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of the Company's Common Stock on the date of grant. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option and purchase plans. Accordingly, no compensation cost has been recognized for option issuances. Had compensation cost for the Company's option issuances been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net loss and loss per basic and diluted share for the years ended December 31, 1996, 1997 and 1998 would have been increased to the pro forma amounts indicated below:

Net loss to common shareholders       1996          1997          1998
                                      ----          ----          ----
   As reported                    $10,300,481   $10,358,683   $20,552,359
   Pro forma                      $11,185,735   $10,574,807   $21,987,835
Net loss per basic and diluted
common share                          1996          1997          1998
                                      ----          ----          ----

   As reported                       $0.88         $0.80         $0.96
   Pro forma                         $0.95         $0.82         $1.02


The Company estimated the fair value of options issued during 1996, 1997 and 1998 on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: no dividend yield, expected volatility for 1996 of 61.5%, expected volatility for 1997 of 57.3%, expected volatility for 1998 of 49.53%, and a risk free interest rate of 6% for all years.

Certain employees, including the executive officers Samuels, Reese, Crowley and Cline, have been granted options to purchase Class B Common Stock, at fair value as of the date of grant, of certain of the Company's subsidiaries; such common stock, if issued, will have majority voting rights in such subsidiaries.

8.   STOCK APPRECIATION RIGHTS PLANS

The Company's 1992 Stock Appreciation Rights Plan (the "1992 SAR Plan") was approved by the Company's stockholders in December 1992. Subject to adjustment as set forth in the 1992 SAR Plan, the aggregate number of Stock Appreciation Rights ("SARs") that may be granted shall not exceed 900,000.

The Company's 1996 Stock Appreciation Rights Plan (the "1996 SAR Plan") was adopted by the Board of Directors in April 1996 and approved by the shareholders in July 1996. Subject to adjustment as set forth in the 1996 SAR Plan, the aggregate number of SARs that may be granted pursuant to the 1996 SAR Plan shall not exceed 500,000; provided, however, that at no time shall there be more than an aggregate of 900,000 outstanding, unexercised SARs granted pursuant to both the 1996 SAR Plan and the 1992 SAR Plan. The 1996 SAR Plan imposes no limit on the number of recipients to whom awards may be made. Both the 1992 and 1996 SAR Plans are administered by the Stock Appreciation Rights Committee (the "SAR Committee").

SARs may not be exercised until the six months from the date of grant. SARs issued pursuant to the 1992 SAR Plan vest in five equal annual installments beginning twelve months from the date of grant. SARs issued pursuant to the 1996 SAR Plan vest either in a lump sum or in such installments, which need not be equal, as the Committee shall determine. If a holder of a SAR ceases to be an employee, director or consultant of the Company or one of its subsidiaries or an affiliate, other than by reason of the holder's death or disability, any SARs that have not vested shall become void. Exercise of SARs also will be subject to such further restrictions (including limits on the time of exercise) as may be required to satisfy the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission and any other applicable law or regulation (including, without limitation, federal and state securities laws and regulations). SARs are not transferable except by will or under the laws of descent and distribution or pursuant to a domestic relations order as defined in the Internal Revenue Code of 1986, as amended.

Upon exercise of a SAR, the holder will receive for each share for which a SAR is exercised, as determined by the SAR Committee in its discretion, (a) shares of the Company's Common Stock, (b) cash, or (c) cash and shares of the Company's Common Stock, equal to the difference between (i) the fair market value per share of the Common Stock on the date of exercise of the SAR and (ii) the exercise price of a SAR, which amount shall be no less than the fair market value per share of Common Stock on the date of grant of the SAR.

Under the Company's 1992 SAR Plan, as of December 31, 1998, the Company has granted 516,000 outstanding SARs (with an exercise price of $1.50 per share) to ten employees. The SARs expire between 2001 and 2006. Under the Company's 1996 SAR Plan, as of December 31, 1998, the Company has granted 380,000 outstanding SARs (with an exercise price of $1.50 per share) to six employees. The SARs expire between 2002 and 2006. During 1998, no SARs were exercised.

9.   INCOME TAXES

The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

Deferred income taxes reflect the net tax effects at an effective tax rate of 35.33% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1996, December 31, 1997, and December 31, 1998 are as follows:

                                                             1996               1997              1998
                                                             ----               ----              ----
Deferred tax assets:
  Operating loss carryforwards                           $ 13,365,772       $ 16,131,213     $ 20,254,782
  Differences between book and tax basis of property           34,019             56,148          852,587
                                                         ------------       ------------     ------------
                                                           13,399,791         16,187,361       21,107,369
Deferred tax liabilities:
  Differences between book and tax basis of property         (106,819)          (181,104)        (454,618)
                                                         ------------       ------------     ------------
                                                           13,292,972         16,000,257      (20,652,751)

  Valuation Allowance                                     (13,292,972)       (16,000,257)     (20,652,751)
                                                         ------------       ------------     ------------
  Net deferred tax asset                                 $          0       $          0     $          0
                                                         ============       ============     ============

The increase in the valuation allowance for the year ended December 31, 1997 and 1998, was approximately $2.7 and $4.7 million, respectively. There was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

At December 31, 1997 and 1998, the Company has Federal net operating loss carryovers of approximately $45.7 and $57.3 million, respectively. These carryovers may be subject to certain limitations and will expire between the years 1999 and 2013.

10.  COMMITMENTS

At December 31, 1998, future aggregate minimum lease commitments under non-cancelable operating leases, which expire in 1999 and 2001, were approximately $670,000. The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 1996, 1997, and 1998 aggregated $129,600, $330,430,
$422,729 respectively.

The Company has employment agreements with certain key employees. These agreements extend for a period of a maximum of five years and contain non-competition provisions, which extend two years after termination of employment with the Company. At December 31, 1997 and 1998, the Company is committed to expend a total of approximately $2.7 and $2.3 million, respectively under these agreements.

11.  CONCENTRATION OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. The Company attempts to mitigate cash investment risks by placing such investments in insured depository accounts and with financial institutions that have high credit ratings. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations (primarily educational or government bodies) with which the Company currently does business. The Company attempts to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, the Company further minimizes concentrations of credit risks by requiring partial advance payments for the products provided.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

For financial instruments, including cash and cash equivalents, accounts receivable and payable, and accruals, the carrying amounts approximated fair value because of their short maturity. The Notes Payable of the Texas Individualized Television Network, Inc. were issued in 1998 and management believes that its carrying value is representative of its fair value.

13.  SEGMENT REPORTING

ACTV, Inc. and its segments Individualized Television and HyperTV Networks, Inc., has developed and markets proprietary technologies for individualized television programming (the "Individualized Programming") and for Internet learning systems. ACTV Entertainment, Inc.'s primary product will give the consumer Individualized Programming and will allow a viewer to experience instantly responsive television. Since its inception, the Company has been engaged in the development of Individualized Programming, the production of programs that use its Individualized Programming and the marketing and sales of the various products and services incorporating the ACTV Entertainment, Inc.'s Individualized Programming. During 1996 HyperTV Networks, Inc. conceptualized and developed HyperTV. In 1997, HyperTV Networks, Inc. introduced to the education market eSchool Online ("eSchool"), which is the first commercial application of HyperTV. Please refer to Note 2 to the financial statements that specifically addresses the revenue breakout by major customer. The operating segments (Individualized Television and HyperTV Networks, Inc.) have been determined by the way the overall business is managed.

Information concerning the Company's business segments in 1996, 1997 and 1998 is as follows:

                                      1996              1997              1998
                                     -----             ----               ----
Revenues
Individualized Television       $           --    $           --    $           --
HyperTV Networks, Inc.               1,476,329         1,650,955         1,405,838
Unallocated corporate                       --                --                --
                                --------------    --------------    --------------
Total                           $    1,476,329    $    1,650,955    $    1,405,838
                                --------------    --------------    --------------
Depreciation & Amortization
Individualized Television       $      381,135    $      172,123    $      763,241
HyperTV Networks, Inc.                   1,086            29,622           206,338
Unallocated Corporate                  464,130           552,309           563,151
                                --------------    --------------    --------------
Total                           $      846,351    $      754,053    $    1,532,731
                                --------------    --------------    --------------
Interest Expense (Income)
Individualized Television       $           --    $       (9,391)   $      850,770
HyperTV Networks, Inc.                (152,040)           (8,128)           (8,405)
Unallocated corporate                   (6,692)          (99,351)           94,403
                                --------------    --------------    --------------
Total                           $     (158,732)   $     (116,870)   $      747,963
                                --------------    --------------    --------------
Net Loss
Individualized Television       $    2,459,965    $    2,678,832    $    5,273,173
HyperTV Networks, Inc.               1,196,767         1,771,671         2,020,228
Unallocated corporate                6,643,749         5,908,180        13,574,923
                                --------------    --------------    --------------
Total                           $   10,300,481       $10,358,683    $   20,868,324
                                --------------    --------------    --------------
Capital Expenditures
Individualized Television       $      411,212    $      139,897    $      947,710
HyperTV Networks, Inc.                      --           273,778           361,716
Unallocated corporate                   32,977         2,482,128           618,495
                                --------------    --------------    --------------
Total                           $      444,189    $    2,895,803    $    1,927,921
                                --------------    --------------    --------------
Current Assets
Individualized Television       $       39,759    $      290,421    $    1,449,763
HyperTV Networks, Inc.                 862,473           775,855           844,683
Unallocated corporate                6,683,183           337,255         4,280,110
                                --------------    --------------    --------------
Total                           $    7,585,415    $    1,403,531    $    6,574,556
                                --------------    --------------    --------------
Total Assets
ACTV Entertainment, Inc.        $      488,081    $    3,105,174    $    4,708,444
HyperTV Networks, Inc.                 865,629         1,023,170         1,250,825
Unallocated corporate               10,338,914         3,773,575         7,646,773
                                --------------    --------------    --------------
Total                           $   11,692,624    $    7,901,918    $   13,606,041
                                --------------    --------------    --------------

14.        INVESTMENT AND ADJUSTMENTS

In January 1995, the Company invested $274,325 in the common stock (approximately 15% of ownership interest) of a company (the "Licensee"), which had licensed the Company's Individualized Programming for commercialization in special-purpose theaters.

The Company also performed executive production services for the Licensee on a fee basis. During 1996, the Company recorded license fee and production service revenue from the Licensee of $16,789 and $199,666, respectively. At December 31, 1996, the Company had unpaid receivables pursuant to such revenues of $82,746.

During 1997, the Licensee filed for liquidation under United States Bankruptcy laws. In anticipation of such filing, at December 31, 1996 the Company provided a reserve for the full amount of the receivables outstanding of $82,746 and a valuation allowance for its full investment in the Licensee of $274,325.

15.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The consolidated financial statements at December 31, 1996, reflects non-cash activity during the year ended December 31, 1996, that relates to a reversal of certain of the option exercises and resulting non-recourse loan transactions described above: a credit to shareholders' equity of $367,500.

The consolidated financial statements at December 31, 1997 and 1998, reflect non-cash activity during the year ended December 31, 1997 and 1998, that relate to stock appreciation rights, notes and stock issued in lieu of cash compensation, subsidiary preferred stock dividends and accretions, and preferred stock dividends payable. The non-cash stock appreciation rights activity for the years ended December 31, 1997 and 1998 decreased by $701,517 and increased by $2,000,062, respectively. The stock issued in lieu of cash compensation for the years ended December 31, 1997 and 1998 was $443,125 and $2,016,023,
respectively. The notes issued in lieu of cash compensation for the years ended December 31, 1998 was $686, 641. The subsidiary preferred stock dividends and accretions for the years ended December 31, 1997 and 1998 was $2,598,156 and $5,749,309, respectively and the preferred stock dividends payable for the years ended December 31, 1997 and 1998 increased by $408,085 and decreased by $403,164, respectively.

The Company made no cash payments of interest or income taxes during the years ended December 31, 1996, 1997 and 1998.

(a)2. FINANCIAL STATEMENT SCHEDULE

The following Financial Statement Schedule for the years ended December 31, 1998 and December 31, 1997 is filed as part of this Annual Report. We had no activity reportable on this schedule for the year ended December 31, 1996. Schedule II - Valuation and Qualifying Accounts and Reserves

                                                      Column B           Column C            Column D     Column E
                                                     ----------   -----------------------   ----------   ----------
                                                     Balance at   Charged to   Charged to                Balance at
                                                     Beginning    Costs and        Other    Deductions         End
Description                                          of Period     Expenses     Accounts     -Describe   of Period
-----------                                          ----------   ----------   ----------   ----------   ----------
  Year ended 12/31/96:

Accounts receivable
allowance for doubtful
accounts .......................................             --     $ 82,746           --           --    $ 82,746

Reserve for investment
losses .........................................             --     $274,325           --           --    $274,325

  Year ended 12/31/97:

Accounts receivable
allowance for doubtful
accounts .......................................        $ 82,746    $ 43,188           --     $ 82,746    $ 43,188

Reserve for investment
losses .........................................        $274,325          --     $274,325           --          --

 Year ended 12/31/98:

Accounts receivable
allowance for doubtful
accounts .......................................        $ 43,188          --           --     $ 43,188          --

Reserve for investment
losses .........................................              --          --           --           --          --

During 1997, the balances of $82,746 of accounts receivable and $274,325 of investments were written off as uncollectable or unrecoverable, respectively. During 1998, there were no changes to either the accounts receivable allowance or investment loss reserve. Uncollectable accounts receivables in the amount of $43,188 were written off in 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company

     To the extent that the information presented in this Form 10-K discusses financial projections, information or expectations about our products or markets, or otherwise makes statements about future events, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These include, among others, the successful and timely development and acceptance of new products and markets and the availability of sufficient funding to effect such product and/or market development.

     Since its inception, we have incurred operating losses approximating $72 million related directly to the development and marketing of Individualized Television and HyperTV(TM).

     We are seeking to exploit the entertainment market for individualized television programming, principally in the U.S., through our planned regional networks. Programming for the regional networks is provided through our strategic alliance with FOX Sports Net. The contribution of FOX Sports Net's programming rights, production elements for each sporting event, and brand name is extremely valuable to us, since the cost for us to secure the rights to and produce such events, as well as build a brand identity on our own, would be prohibitive. Our obligation is to pay FOX Sports Net a percentage of our net subscriber revenue we receive from cable operators. In addition, we must bear the production cost of all extra or new elements, like an extra camera to focus on a particular star, that are used in our programming. We must also build and maintain the production facility where we produce our enhanced programming.

     We have entered into an agreement with TCI to distribute and market our first regional network to TCI's digital subscribers in Texas. The agreement also contemplates potential nationwide distribution by TCI of our regional sports networks. TCI is the largest distributor of Fox Sports Southwest programming, representing 25% of the market. In addition, TCI is prioritizing Texas for the roll-out of digital set-top boxes. TCI takes a percentage of revenue from the fees paid by subscribers to our network and remits the balance to us.

     We plan to launch our first regional network in the southwestern United States during 1999. Our projection, based on assumptions that could prove to be incorrect, is that this network will break even after two full years of operation. Even if we achieve this break-even goal for our first region, given our plan to launch similar networks in many other regions, it is highly unlikely that we will be profitable for the foreseeable future.

     To date, nearly all of our revenues have been derived from sales to the education market. There is no assurance that we will be able to successfully compete in this market, where many of our current and potential competitors are companies with significantly greater resources than we do.

RESULTS OF OPERATIONS

Comparison of the Years Ended December 31, 1997 and December 31, 1998

     During the year ended December 31, 1998, our revenues decreased 15%, to $1,405,838, from $1,650,955 for the year ended December 31, 1997. The decrease was the result of our product shift toward online learning software and services in 1998 and away from video programming and related equipment. All of our revenues during 1998 were derived from the online learning market, compared to only 20% of 1997 revenues.

     Cost of sales decreased 54% in 1998, to $218,514 from $471,956 in 1997, and cost of sales as a percentage of sales revenue decreased to 16% in the more recent year, from 29% in 1997. The relatively lower cost of sales in 1998 was due to eSchool's higher gross margins than those of video programming and related equipment, which represented the majority of revenues in 1997.

     Total expenses excluding cost of sales, net interest expense, and minority interest -- subsidiary preferred stock dividends and accretion in 1998 increased 78%, to $15,399,875, from $8,648,310 in the comparable period in 1997. The increase was attributable to a number of factors, including a large change in stock appreciation rights expense due a higher common stock price at December 31, 1998, a rise in both operating and selling and administrative expenses principally from increased activity of our Texas-based regional network operation, and to higher depreciation and amortization expense.

     Depreciation and amortization expense for 1998 increased 103%, to $1,532,731, from $754,053 for 1997. This increase was due principally to depreciation for the full year in 1998 of television production equipment installed in our Texas subsidiary's facility, compared to several months during 1997, and to greater amortization of software development costs in the more recent year.

     We incurred interest expense of $932,247 for 1998, compared to no interest expense for 1997. Interest expense is related to a $5 million face value note issued by a subsidiary ACTV, Inc. in January 1998. Interest income for 1998 increased 58%, to $184,285, compared with $116,870 in 1997. The increase resulted from higher available average cash balances in the more recent year.

     For 1998 and 1997, we recorded $5,591,846 and $3,006,242, respectively, for dividends and accretion on subsidiary convertible preferred stock issuances, which were accounted for as minority interest. All dividend payments were made in common stock. The increase during 1998 is the result principally of our redemption in full of the subsidiary convertible preferred stock.

     For the year ended December 31, 1998, our net loss applicable to common shareholders was $20,868,324, or $.98 per basic and diluted share, an increase of 101% over the net loss of $10,358,683 or $.80 per basic and diluted share, incurred in 1997. The increase in net loss was due both to higher operating expenses and depreciation and amortization, as well as an increase in charges from stock appreciation rights and subsidiary preferred stock dividends, accretion and redemption.

Comparison of the Years Ended December 31, 1996 and December 31, 1997

     During the year ended December 31, 1997, our revenues increased 12%, to $1,650,955, from $1,476,329 for the year ended December 31, 1996. All revenues during 1997 were derived from the education market, while in 1996, our revenues derived from education sales as well as from license and executive producer fees. The revenue increase in the more recent period was the result of the inclusion of sales from eSchool, which was introduced during Fiscal 1997, and higher sales of distance learning products and services when compared to 1996.

     Cost of sales decreased 27% in 1997, to $471,956 , from $647,488 in Fiscal 1996, and cost of sales as a percentage of sales revenue decreased to 29% in the more recent year, from 44% in 1996. The relatively lower cost of sales in 1997 was due to a greater proportion of educational programming revenues and the inclusion of eSchool sales in 1997. Both eSchool and educational programming have higher gross margins than our other sources of revenue.

     Total expenses excluding cost of sales, interest expense, and minority interest -- subsidiary preferred stock dividends and accretion in 1997 decreased 10%, to $8,648,310, from $9,592,670 in the comparable period in 1996. The decrease was partially attributable to lower operating expenses and depreciation and amortization expense in the more recent period, which more than offset an increase in selling and administrative expense. Also, we recorded a gain of $346,892 in 1997, compared to an expense of $183,634 related to stock appreciation rights. The difference was the result of a lower market price for our common stock at the end of 1997, when compared to the end of 1996. Finally, during Fiscal 1996 we incurred a valuation allowance of $274,325 related to an investment in an affiliated company and, as a component of Fiscal 1996 selling and administrative expense, reserved $82,746 against license fee and production service receivables from this affiliate. During 1997, we incurred no valuation allowance.

     For 1997, direct expenses related to the entertainment and education markets were approximately $2.7 million and $2.9 million, respectively.

     Depreciation and amortization expense for 1997 decreased 11%, to $754,053, from $846,351 for 1996. This decrease was due primarily to the recognition during 1996 of amortization expense for programming assets that were fully amortized during that year.

     We had no interest expense for either 1997 or 1996. Interest income for 1997 decreased 26%, to $116,870, compared with $158,732 in 1996. The decrease resulted from lower available average cash balances in the more recent year.

     For the years ended December 31, 1997 and 1996, we recorded $3,006,242 and $1,695,384, respectively, for dividends and accretion on subsidiary convertible preferred stock issuances, which were accounted for as minority interest. All dividend payments were made in our common stock. The increase during 1997 is the result of our having subsidiary convertible preferred stock outstanding for less than half of the year during 1996.

     For year ended December 31, 1997, our net loss was $10,358,683, or $.80 per basic and diluted share, an increase of less than 1% over the net loss of $10,300,481 or $.88 per basic and diluted share, incurred in 1996. The decrease in net loss was due principally to higher gross margins, lower operating expenses, and lower depreciation and amortization and stock appreciation rights expenses during the more recent year.

Liquidity and Capital Resources

     Since its inception, ACTV, Inc. (including its operating subsidiaries) has not generated revenues sufficient to fund its operations, and has incurred operating losses. Through December 31, 1998, we had an accumulated deficit of approximately $72 million. Our cash position on December 31, 1998, was $5,188,170, compared to $554,077 on December 31, 1997.

     During the year ended December 31, 1998, we used $10,034,461 in cash for our operations, compared with $6,603,499 for the year ended December 31, 1997. The increase in the more recent year was due to both a higher operating deficit in the more recent year, as well as a net use of cash related to asset and liability changes. We met our cash needs in the year ended December 31, 1998 from sales of common stock totaling approximately $10.8 to private investors, including $5 million invested by Liberty Media Corporation. Liberty also received an option to invest an additional $5 million for the same price per share. We met our cash needs in the year ended December 31, 1997 from the proceeds of a series of private placements during 1997 of common stock totaling $1.5 million, convertible preferred stock totaling $2.0 million, and from the remainder of funds received from the sale in 1996 of exchangeable preferred stock issued by a wholly-owned subsidiary totaling $9.1 million.

     With respect to investing activities in the year ended December 31, 1998, we used cash of $1,927,921 for patents, property and equipment, and systems and software development. During the year ended December 31, 1997, we used cash of $2,895,803, related principally to the development of HyperTV(TM), the purchase of equipment for a television master control facility in Dallas, Texas and for the systems development related to the incorporation of individualized programming into the GI cable set-top terminal.

     All of ACTV, Inc.'s subsidiaries have been dependent on advances from the parent company to meet their obligations. ACTV, Inc.'s, The Texas Individualized Television Network, Inc., in January 1998 raised funds directly for its operations and also received funding from ACTV, Inc. during 1998. During the year ended December 31, 1998, ACTV, Inc. advanced approximately $2.6 million to HyperTV Networks, Inc., $1.5 million to The Texas Individualized Television Network, Inc., and $200,000 to ACTV Entertainment, Inc.

     Advances are based upon budgeted expenses and revenues for each respective subsidiary. Adjustments are made during the course of the year based upon the subsidiary's performance versus the projections made in the budget.

     As compared to our balance sheet as of December 31, 1997, our balance sheet as of December 31, 1998, reflects a decrease of $403,164 in preferred dividends payable, resulting principally from the redemption in late 1998 of convertible preferred stock of issued by a subsidiary of ACTV, Inc.

     In January 1998, the ACTV, Inc. subsidiaries ACTV Entertainment, Inc. and The Texas Individualized Television Network, Inc. entered into a note purchase agreement, dated as of January 13, 1998 with certain private investors. Pursuant to the agreement, the investors purchased $5.0 million aggregate principal amount notes from our subsidiaries. The notes bear interest at a rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. During the term of the note, we may, at our option, pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in kind to 13.75% per annum. We have chosen to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in kind. The note is secured by the assets of the Texas Network, and is guaranteed by ACTV, Inc.

     In connection with the purchase of such note, the investors received on January 14, 1998 a common stock purchase warrant of Texas Network that granted the investors the either the right to purchase up to 17.5% of the fully-diluted shares of common stock of Texas Network or, through July 14, 1999, to exchange the warrant for such number of shares of our common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding. In January 1999, the investors exchanged the warrant in full into shares of our common stock.

     For accounting purposes, the Company has allocated approximately $1.4 million to the value of the warrant, based on the market value of ACTV, Inc. common stock into which the warrant was convertible at issuance. The warrant is included outside of Consolidated Shareholders' Equity (Deficiency) due to its cash put feature and is being amortized as additional interest expense over the life of the note.

     In the first three months of 1999, we have raised approximately $540,000 from the exercise of options and warrants.

     We believe that we have adequate funding to launch the southwest regional network in 1999 and to fund our present operations for the next 12-month period, assuming that we are able to raise approximately $3.9 million from forcing the exercise of approximately 1.95 million warrants. We can effectively force such warrant exercise if the average closing price of our common stock is above $4.50 per share for a twenty consecutive trading day period and the shares to be issued pursuant to the warrants are registered for sale by the SEC. Currently, the share price requirement has been met and we have filed a registration statement for registration of the warrant shares. Approval by the SEC is still pending.

     Should we raise such funds from warrant exercises, we will still need additional funding to operate the southwest regional network at planned levels, to fund the commercialization of HyperTV(TM) for entertainment applications, and to fund our other operations prior to breakeven. We will need additional funding as well to launch networks in other regions. We currently do not have any arrangements for additional financing and cannot assure you that additional financing will be available on acceptable terms, or at all. As a result, there is no assurance that we will secure the funding necessary to effect additional launches in other regions, or that other factors might not delay or prohibit the successful implementation of the our regional network strategy or for the planned commercialization of HyperTV(TM) for entertainment applications.

     If we are not successful at raising additional funds, we may be required to significantly reduce our overall level of operations.

     We do not have any material contractual commitments for capital expenditures, although we believe that we may need to acquire computers and network equipment of $500,000 to build our planned first HyperTV(TM) server farm as well as for digital television and production equipment of approximately $400,000.

Year 2000 compliance

     The year 2000 issue is the result of computer software that was written with only two digits rather than four digits to represent the year in a date field. Computer hardware and software applications that are date-sensitive may interpret a date represented as "00" to be the year 1900 rather than the year 2000. The result could be system failure or miscalculations causing the disruption of operations.

     We believe that our internal systems, relating to both computer hardware and software, will function properly with respect to dates in the year 2000 and beyond. In addition, we believe that our proprietary software either sold directly to third parties or incorporated in products sold to third parties is year 2000 compliant. Having performed an assessment of the potential year 2000 problem, we do not expect to incur significant costs related to year 2000 issues.

     However, there is general uncertainty regarding the year 2000 problem and its effect on the overall business environment. We cannot determine at this time whether the year 2000 problem will have a material impact on our operations or financial condition as the result of significant disruptions to the U.S. economy and/or business infrastructure.

Impact of Inflation

     Inflation has not had any significant effect on our operating costs.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. The statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The statement requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15,1999; however, it may be adopted earlier. It cannot be applied retroactively to financial statements of prior periods. The Company has not yet determined the impact, if any, the adoption of SFAS No. 133 will have on its financial statements.

                                                                            ___
                                                             Please mark   |   |
                                                             your votes    | X |
                                                              like this    |___|

                                 PROXY BY MAIL

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This Proxy is solicited on behalf of ACTV, Inc.'s Board of Directors.

                                      FOR   WITHHELD  ABSTAIN
1. To elect two Class III directors   ALL   FOR ALL
   to hold office for a term of       ---     ---       ---
   three years.                      |   |   |   |     |   |
                                      ---     ---       ---
Nominees:

01 William Samuels
02 William Frank

INSTRUCTION: To withold authority to vote for any individual, write that nominee's name in the space provided below


------------------------------------------------------------------------


                                     FOR  AGAINST  ABSTAIN
2. To adopt the Company's 1999       ---    ---       ---
   Stock Option Plan.               |   |  |   |     |   |
                                     ---    ---       ---


3. To ratify the appointment of      ---    ---       ---
   Deloitte & Touche, LLP as        |   |  |   |     |   |
   the Company's independent         ---    ---       ---
   certified public accountants.

4. In their discretion, upon such other matter or matters that may properly come before the meeting, or any adjounments thereof.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

Please mark, sign and mail your proxy promptly in the envelope provided.


-------------------------------------------------------------------------------
|    IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW.   |
-------------------------------------------------------------------------------

                                                       -------------------------
                                                       |                       |
                                                       |    COMPANY NUMBER:    |
                                                       |                       |
                                                       |     PROXY NUMBER:     |
                                                       |                       |
                                                       |    ACCOUNT NUMBER:    |
                                                       |                       |
                                                       -------------------------

Signaturee_______________________Signature_______________________ Date_________

Note: Please sign exactly as name appears in the Company's records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.


--------------------------------------------------------------------------------

              ----------------------------------------------------
              | ^FOLD AND DETACH HERE AND READ THE REVERSE SIDE^ |
              ----------------------------------------------------


                LOGO            VOTE BY INTERNET           LOGO


                                   ACTV, INC.


|_| You can now vote your shares electronically through the Internet.
|_| This eliminates the need to return the proxy card.
|_| Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.actv.com


Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.


                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY

          GENERAL PROXY - ANNUAL MEETING OF STOCKHOLDERS OF ACTV, INC.

     The undersigned hereby appoints William C. Samuels, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of ACTV, Inc., to be held at the Warwick Hotel, 65 West 54th Street, New York, New York on May 20, 1999 at 9:30 a.m., and at all adjournments thereof, upon the matters specified on the reverse side, all as more fully described in the Proxy Statement dated April 23, 1999 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

       (Continued, and to be marked, dated and signed, on the other side)

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                            ^ FOLD AND DETACH HERE ^